                                                                   Exhibit 10.10

                                    PREAMBLE

This Agreement between NORFOLK SHIPBUILDING & DRYDOCK CORPORATION (herein called the Company) party of the first part, and INTERNATIONAL BROTHERHOOD OF BOILERMAKERS, IRON SHIP BUILDERS, BLACKSMITHS, FORGERS AND HELPERS, AFL-CIO, AND ITS LOCAL LODGE 684 (herein together called the Union), party of the second part is made and entered into and effective on February 9, 2001.

                                   ARTICLE I
                                UNION RECOGNITION

Section 1. The Company recognizes the Union as the exclusive representative for the purpose of collective bargaining with respect to rate of pay, wages, hours of employment, and other conditions of employment for all production and maintenance employees of the Company at the Berkley yard, including transportation department employees, storeroom employees, launch captains, fire watch employees, operators, lead mechanics, trainees and apprentices, but excluding, office employees, technical employees, draftspersons, planners, inspectors, material clerks, clerical employees, timekeepers, plant protection employees, dock masters, assistant dock masters, instructors, Craft Supervisors, lead persons, and all other supervisory employees with authority to hire, promote, discharge, discipline, or otherwise effect changes in the status of employees, or effectively recommend such action. The term "Employee" wherever used in this Agreement means one of the employees in such bargaining unit; and the term "Employees", means two or more of such employees.


Section 2. The Union will notify the Company, in writing, of the appointment of the Shop Stewards and Grievance Committee persons. No Employee shall have or exercise any authority as Shop Steward or Grievance Committee person until such notice of appointment shall have been filed with the Company. The above procedure shall apply when the Union appoints an interim Steward or Committee person for the regular Steward or Committee person's vacation period or other period of prolonged absence.


Section 3. The Company will be permitted to "Z" out any shop steward for up to one (1) full working day, if all employees in the same department and classification on the vessel or other project to which the Shop Steward is assigned are also "Z"ed Out. If any employee in the same department and classification as the Shop Steward is reassigned from the vessel or project to other work, the Shop Steward shall also be reassigned rather than being "Z"ed out. Shop Stewards shall not be required to work offsite for more than three (3) days, unless the Shop Steward's specific skills are needed. Shop Stewards may voluntarily accept a "Z" out for any length of time in conformity with this Article.


Section 4. For the day shift, the number of Shop Stewards shall be recognized for each of the following as specified: Night shift shall have five (5) Stewards, however, that no more than two (2) Stewards be selected from any one shop, as listed:

                          Group I Six (6) Shop Stewards

                                   Plate Shop
                                  Welding Shop
                                 Blacksmith Shop
                                   Boiler Shop
                                 Sheetmetal Shop
                                Labor Department

                         Group II Five (5) Shop Stewards

                               Inside Machine Shop
                              Outside Machine Shop
                                    Pipe Shop
                                   Rigger Shop
                                    DMI / NIE

                        Group III Four (4) Shop Stewards

                                   Facilities
                                 Dock Department
                       Storeroom / Transportation / Crane
                            Environmental Department

                         Group IV Four (4) Shop Stewards

                                 Insulation Shop
                                   Paint Shop
                                 Carpenter Shop
                                  Electric Shop

                         Group V Five (5) Shop Stewards

                                   Night Shift

For down riverwork, the Union shall be permitted to appoint one (1) Steward at NOB and one (1) at Little Creek Amphibious Base. The Company shall not be limited in any way in work assignment at any location by such appointments by the Union.

When the regularly established third shift is worked, the Union may appoint one
(1) Shop Steward for each group in which work is being performed.

Section 5. If during the term of this extended Agreement any new department or departments are established by the Company or shops consolidated or eliminated, the Company and the Union will meet to discuss whether additional or fewer shop stewards shall be permitted.


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
Section 6. Members of the Union's Grievance Committee, which shall be comprised of four (4) active employees of the Company, will receive a maximum of four (4) hours pay per month for attendance at the regular monthly Step III Grievance Meetings.


                                   ARTICLE II
                                   COOPERATION

           The Union recognizes the responsibilities imposed upon it as the exclusive bargaining agent for the Employees and agrees that in order to provide maximum opportunities for continued employment and good working conditions, it will cooperate with the Company and support its efforts to assure a full day's work on the part of its members and it will actively combat absenteeism, leaving the job before the proper time and any other practice which restricts production. It further agrees that it will support the Company, in its efforts to eliminate waste in production, conserve materials and supplies, improve the quality of workmanship, prevent accidents and strengthen goodwill between the Company, the Employees, the Customer and the Public to enable the Company to become competitive and preserve jobs.

                                  ARTICLE III
                          APPLICATION OF THE AGREEMENT

Section 1. The purpose of this Agreement is to set forth all the terms agreed upon by the Company and the Union.

Section 2. The Company will not discourage nor discriminate against any Employee for any reason whatsoever arising out of Union membership or participation in Union affairs.


Section 3. The Union agrees that neither it nor any of its officers, members, or representatives will threaten, intimidate or coerce Employees into membership in the Union or will conduct any internal Union activities on Company time.

Section 4. The Union agrees that the DavisBacon Act and Service Contract Act will provide a higher hourly rate of pay only for those contracts and will not alter the rate for nonDavis/Bacon Service Contract Act jobs.

           (a) SERVICE CONTRACT ACT of 1965 - The Service Contract Act specifies certain wage requirements that employers must meet if they provide services for the federal government under a contract with a federal agency.

           (b) DAVISBACON ACT - The DavisBacon Act requires federal construction contractors and subcontractors to pay certain prescribed wage rates to workers on federally funded projects.

Section 5. Any Employee designated by the Union to serve on any joint committee shall have a minimum of two (2) years of seniority with the Company. Loss of seniority shall necessitate the Employee's immediate replacement.


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
Section 6. The use of the masculine or feminine gender or titles in this Agreement shall be construed as including both genders and not as sex limitations.


Section 7. The Company will at the time of hiring provide to each new employee a copy of the then current Collective Bargaining Agreement and a copy of the Union's dues checkoff authorization, membership application, safety rules, environmental handbook, and acknowledgment. The Company shall provide the Union a copy of all new hires' addresses and telephone numbers. The Company shall also provide the Union with an accurate roster of employees' names, addresses, and telephone numbers quarterly.

Section 8. The Local Union President, or his designee, shall be notified in advance of orientation meetings for new employees covered by this labor agreement. The Union President, or his designee shall be allowed to attend orientation meetings on Union time to present information regarding the Union. The Union President, or his designee shall not present any material or information of a political or controversial nature, or reflecting adversely in any way on the Company operations or management. This provision shall be subject to revocation by the Company in the event the Union violates the intent of this section.


Section 9. The Company will provide to the Union a list of the hires, recalls, layoffs and terminations that occurred on a weekly basis.


Section 10. After the effective date of this Agreement, all Bargaining Unit Employees shall receive a copy of this Agreement, and current safety rules, and sign an acknowledgement form reflecting their receipt of such documents and their understanding and agreement that all terms and conditions set forth therein govern their employment with the Company.


                                   ARTICLE IV
                       NONDISCRIMINATION/EQUAL EMPLOYMENT

Section 1. The Company and the Union agree that, as required by applicable laws, they will not discriminate against any employee because of race, color, sex, religion, national origin, age, disability, veteran status, marital status or because of membership or non-membership in the labor union or any activity on behalf of the labor union.

Section 2. The company is an Equal Employment Opportunity Employer and will develop an Affirmative Action Compliance Program in accordance with Executive Order 11246. It is the practice of the Company to recruit, hire, train, and promote in accordance with such affirmative action plan and Executive Order 11246. The Company will not tolerate harassment based upon any protected status, including sexual harassment by Employees or supervisors against any person at its place of business and will take appropriate corrective action if such conduct comes to its attention.

Section 3. This Agreement shall be administered in accordance with the applicable provisions of Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and other state and federal non-discrimination statutes and regulations.


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
Section 4. Any and all disputes arising under this Article, as with all other articles of this contract, shall be subject to the jurisdiction of the Grievance and Arbitration provisions of this contract. Decisions rendered in arbitration with respect to such disputes shall be final and binding upon the parties and the affected employees. Nothing contained in this Article shall preclude any employee from exercising his/her rights under Federal and State law.

                                   ARTICLE V
                                  HOURS OF WORK

Section 1. For purposes of this Agreement pay week is defined as that period which begins at 7:15 a.m on Monday and continues until 7:15 a.m. on the following Monday. The normal workweek will be from Monday until Friday inclusive. The normal workday consists of eight (8) consecutive hours excluding time for eating periods.

Section 2. Nothing contained in this Article shall be deemed to be a guarantee to any Employee of eight (8) hours work in any one day or forty (40) hours work in any one week.

Section 3. The hours of work for regular shifts shall be as follows, except that the Company shall be free to adjust this schedule to meet production requirements in a cost-effective manner. However, in the case of early starts of shifts between 4 a.m. and 6 a.m., the Company shall give consideration in making such assignments to possible hardships, such as childcare responsibilities.

           (a) When not more than two regular shifts are worked, the shift hours shall be:

                     First Shift:         7:15 a.m. to 12:00 noon
                                          12:45 p.m. to 4:00 p.m.

                     Second Shift:        4:00 p.m. to 8:30 p.m.
                                          9:00 p.m. to 12:30 a.m.

           (b) When three regular shifts are worked, the shift hours shall be:

                     First Shift:         7:15 a.m. to 12:00 noon
                                          12:45 p.m. to 4:00 p.m.

                     Second Shift:        4:00 p.m. to 8:30 p.m.
                                          9:00 p.m. to 12:30 a.m.

                     Third Shift:         11:45 p.m. to 7:45 a.m.

Section 4. The Company retains the right to establish and maintain a Flexible Work Week Schedule where it deems such a schedule to be desirable. A Flexible Work week Schedule requires employees to work any 5 days during the work Week, including Saturday and/or Sunday as part of their regular straight time work week. The Company agrees that such a schedule shall not be used except in the compressor room. Any other exceptions shall be by mutual agreement with the Union.


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One example of a Flexible Work Week Schedule:


    Team       Mon      Tues     Wed      Thur     Fri       Sat       Sun
    ----------------------------------------------------------------------
     1A                                                       6         7
    ----------------------------------------------------------------------
     1B                                                       6         7
    ----------------------------------------------------------------------
     1C                                                       6         7
    ----------------------------------------------------------------------
     1D                                                       6         7
    ----------------------------------------------------------------------
     2E         6                                                       7
    ----------------------------------------------------------------------
     4F                   6       7
    ----------------------------------------------------------------------
     6G                                     6       7


Employees who are to be assigned to the Flexible Work Week will be so notified no later than the end of their shift on the Thursday preceding the week in which the Flexible Work Week assignment becomes effective. Employees may agree to start such shifts without such notice. Employees who have been assigned to the 5/7 Flexible Workweek, which includes weekend assignments within that schedule, for a period three (3) months shall be rotated off that shift for a minimum of three (3) months before being reassigned to that schedule.

Section 5. The Company may at its discretion, and to the extent it deems feasible, establish a workweek schedule in any department or shop consisting of four (4) consecutive days of ten (10) hours each Monday through Friday, with Employees so assigned to be paid at (40) straight time hours.

Notwithstanding the provisions of Article VII, or any other provisions of this Agreement, where such a 4-day workweek schedule is utilized, overtime will be paid after ten (10) hours in a workday, respectively, and for work performed in excess of forty (40) hours. Assignments to such schedule will be limited in duration to the length of the project or vessel for which the schedule is established.

The Company will make every reasonable effort to assign to those shifts Employees who desire to work such shifts. In the event of any conflict between this section and any other Article in this Agreement, this provision shall control.

Section 6. Employees on 1st shift (45 minutes) and 2nd shift (30 minutes) shall be provided a lunch period in accordance with Section 3a & 3b without pay. Third shift shall be provided a 20-minute lunch break without loss of pay. Anyone who works in excess of 10 hours in a day shall be given an additional 30-minute lunch break, if desired, after eight (8) hours, with pay at their regular straight-time rate of pay after the 8th hour. However, Employees must take such a 30-

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
minute break to be paid for the break. Employees who work through such a break will be paid for such time worked in accordance with the other provisions of this Agreement. Should such an Employee work through his regularly scheduled lunch break on the following shift, he/she will be paid for such a break as if assigned to that shift.

Section 7. Employees assigned to the 4/10 hour shift shall be given an additional 30-minute lunch break, if desired, after the 8th hour, if they are to work in excess of ten (10) hours, at their regular straight-time rate of pay. Employees must take such a 30-minute break to be paid for the break. If employees on such shifts work past the regularly scheduled lunch break on the following shift, he/she will also be permitted to observe such breaks, and will be paid for such break as if assigned to such following shift. Employees assigned to a 12-hour shift beginning at 4 a.m. shall be provided the 30-minute paid break from 6:45 a.m. to 7:15 a.m., in addition to the unpaid break at 12:00 noon.

Section 8. Employees shall be at their reporting-in station fully prepared to begin work at no later than the starting time of their assigned shift. Reporting in station may be designated by the company.

           (a) When the whistle signaling the start of the shift sounds, all Employees shall be at their designated reporting site on the shop floor ready to begin work. Any Employee not at the designated reporting site ready to begin work when the shift starts shall not be paid until the Employee is at the designated reporting site ready to begin work. In addition, the Employee shall be considered tardy for work and will be subject to discipline pursuant to the Company's tardiness policy.

           (b) Employees shall remain at their work site performing their assigned work function until the whistle sounds signaling personal clean-up prior to lunch. This whistle shall sound five (5) minutes prior to lunch. Any Employee who violates this requirement shall be subject to disciplinary action.

           (c) Employees shall be required, when the whistle sounds signaling the end of lunch break, to proceed directly to their work site. This means when the lunch period has ended, Employees should have already stored, cleaned up, or otherwise disposed of their lunch material. Employees who fail to go directly to their work site, or fail to report to their work site in a reasonable amount of time shall be docked accordingly. In addition, these Employees shall be considered tardy for work and will be subject to discipline pursuant to the Company's tardiness policy.

           (d) Employees shall remain at their work site performing their assigned work function until the whistle sounds signaling personal clean-up prior to the end of their shift. This whistle shall sound ten (10) minutes prior to the end of their shift. Any Employee who violates this requirement shall be subject to disciplinary action.

Section 9. The reporting in may be designated by the Company to be off-site. Employees will not be paid for time traveling from their home to such off-site stations if within a 25 mile radius.

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
If the Company establishes such reporting in stations, it shall provide gang boxes or time on the clock to secure Employees' or Company tools.

Section 10. The Parties recognize that shift work by Employees may from time to time create undue hardships necessitating Employee requests to change shifts. The Company agrees that consideration of legitimate requests for shift transfers promotes good Employee relations and is a good management policy.

The Company agrees to consider all reasonable requests by Employees for shift change. Any Employee who desires a shift change shall submit a request to their immediate supervisor on a form designated for that purpose. These forms will be maintained in a department file and when an opening occurs on a particular shift, the Company shall give priority to those Employees who have thus indicated a desire for shift change.

However, the Parties recognize that the assignment of work to Employees, including the shift on which Employees perform their work, shall be at the sole discretion of the Company. The Company agrees that placement and shift transfers shall not be done for punitive purposes.

Section 11. Any Employee who is assigned to, and works on, the second or third regular shift shall be paid a shift differential in accordance with the following schedule:

           Mechanics and above                  =      $.50 per hour
           Below Mechanics and above Helpers    =      $.40 per hour
           Helpers and below                    =      $.30 per hour.

                                   ARTICLE VI
                                  OFF-SITE WORK

Section 1. An Employee who is required to travel and does travel to a job within 25 miles of the yard, either before the Employee's starting time or after Employee's quitting time, shall be paid travel mileage at the current IRS rate and in accordance with the mileage chart attached as Appendix 6. For locations outside the 25-mile radius of the yard, Employees shall be paid straight time for the time spent engaged in such travel.

Section 2. The Company shall provide a posted form identifying locations to volunteer for off-site work.

Section 3. When an Employee who regularly reports to work at the Berkley Yard is required during the course of the Employee's workday to go to any other site within the Tidewater area where Company work is being performed, the Employee shall be provided transportation and returned to the Employee's regular reporting place by quitting time, in a Company vehicle, when a Company vehicle and driver are available, unless the Employee, or Employees concerned, shall otherwise request. Provided, however, that no Employee shall be required against the Employee's will to drive the Employee's own vehicle and that no Employee shall be required against the Employee's will to ride in a personal vehicle driven by another Employee.

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
When Employees are required to work away from the yard, an effort will be made to notify such Employees in advance of the availability or non-availability of eating facilities at the location of the work. When eating facilities are not available and no advance notice has been given, the Company will either provide transportation to and from an eating establishment or bring food to the Employees, whichever is more practical.

Section 4. Employees assigned as boat crews, and Employees who are assigned to vessels for sea trials, and Employees assigned to vessels as riding crews, will while so engaged be paid as follows:

                      (1) In each twenty-four (24) hour period beginning at 7:15 a.m. an Employee shall be guaranteed a minimum of twelve (12) hours work and shall be paid in accordance with Article VII hereof. Employees assigned to vessels for trips of less than twelve (12) hours duration shall be paid for the actual time it takes to make the trip.

                      (2) If an Employee is required to perform work in excess of twelve (12) hours in any twentyfour
                                 (24) hour period, the Employee shall be paid for actual hours worked and in accordance with
                                 Article VII hereof.

Section 5. If during any twenty-four (24) hour period beginning at 7:15 a.m. an Employee on Company business outside of the Tidewater area is required to be gone for more than 24 hours, such Employee shall be guaranteed eight (8) hours of pay per day, if such Employee is not provided an opportunity to work, unless through the fault of the Employee, such as personal illness or injury. Such guarantee shall not apply to weekend work. Paid travel time shall be considered as hours worked for purposes of overtime computation.

Section 6. The Company agrees to pay Thirty Five Dollars ($35) Per Diem per day when employees are working off site at a United States Marine Repair facility. The Company shall pay Federal Per Diem rate by city for out-of-town work not at another United States Marine Repair facility.

                                  ARTICLE VII
                                    OVERTIME

Section 1. Except where specified differently in this Agreement, an Employee shall be paid at the rate of time and one-half (1-1/2) his applicable straight-time hourly rate of pay for:

           (a) time worked in excess of eight (8) hours per regular workday, or forty (40) hours in the Employee' s work week, except as otherwise provided in Article V, Section 5;

           (b) time worked in excess of sixteen (16) hours in any 24-hour period, without regard to the Employee's starting time, until the Employee has had an eight (8) hour rest period; except that the Company reserves the right to change the Employee's starting time in such cases;

           (c) time worked on any of the following holidays: New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Friday after Thanksgiving, Christmas Eve, and Christmas Day.

Section 2. For purposes of computing overtime on any basis, none of the following shall be considered as time worked: disciplinary time off, and time lost due to nonwork-related illness or injury.

Section 3. For the purpose of computing overtime compensation under this Article, the term "regular rate of pay" shall mean the rate at which the Employee is regularly paid, excluding overtime, but including any shift differential.

Section 4. If more than one provision of this Agreement with regard to the payment of overtime applies, the time worked shall be paid at the highest overtime rate specified in this Agreement, but the Employee shall not be entitled to additional overtime pay for any time worked under more than one provision of this Agreement.

Section 5. For the purpose of computing overtime compensation after forty (40) straighttime working hours of an Employee's scheduled work week, and Holidays, as specified in Section 1 of this Article, the day shall begin at 7:15 a.m. and the 24 hours immediately following shall be considered as belonging to that day. Inclusive in the forty (40) straight time working hours shall be hours within the Employee's normal shift hours Monday through Friday that due to provisions of the labor contract required the payment of overtime hours.

Section 6. It is the intent of the Company, as far as practicable, to use the Employees assigned to work that continues into or requires overtime work. This shall not be applicable when an employee is not requested to work overtime and another Employee performs the incidental work on the job of the Employee not working overtime. The provisions of Section 6 shall take precedent over provisions of Section 7 in the assignment of overtime work.

Section 7. Management will make a reasonable effort to divide overtime in each three (3) months' period beginning thirty (30) days after the effective date of this Agreement as equally as practicable, consistent with efficient operations, among Employees in each seniority unit in each department.

However, management may consider the skill, ability and attendance records of Employees and the desirability of continuity on a particular job. Any claim that an Employee has not worked an equal share of available overtime in any three (3) month period may be grieved. The remedy available under the grievance/arbitration procedure shall be limited to such Employee being given an opportunity for additional overtime work in the following three (3) month period, if such overtime work is available without breaking the continuity of the workforce assigned to a particular job. Payment for overtime lost shall not be a remedy available under this Section.

Section 8. The Company will make reasonable effort to notify Employees required to work overtime on a regular work day of the need to work such overtime at least one hour prior to the end of the Employee's regular shift.

Where overtime work is required in excess of forty (40) straight-time hours during an Employee's scheduled work week, the Company will make a reasonable effort to notify Employees at least four (4) hours in advance of the end of their last regular work shift of the need for such overtime work.

Failure to provide such notice shall not, however, be deemed to excuse Employees from the requirement that they perform the assigned overtime work. The Company shall give consideration to possible hardships such as childcare responsibility, car pooling, etc.

The Company shall make a reasonable effort to seek volunteers, as far as practicable. The Company shall post an overtime volunteer list for Employees to sign on a weekly basis.

Section 9. Any Employee who has worked in excess of 48 hours in three (3) consecutive work weeks and who has not been absent from work during the preceding three (3) weeks may indicate his/her desire to be excused from overtime work on the following sixth and/or seventh days of their scheduled work week.

The desire to be excused from such overtime must be made known to the Craft Supervisors in writing during the first half of the first day of an Employee's scheduled work week by use of a standard form provided by the Company. The Craft Supervisors shall thereupon make a reasonable effort to accommodate the Employee's desire to be excused from such work. Failure or inability to accommodate an Employee's desire shall not, however, excuse an Employee from performing any assigned overtime work.

For purposes of this section, absences resulting from medically-certified illness or injury, approved time off for Union Business or any day for which compensation in any form is received from the Company, shall be considered as time worked, including "z-out" time.

Section 10. Contractors' employees (i.e. non-Norshipco employees hired through a labor broker) shall be allowed to work overtime in emergencies or when a qualified regular Company Employee is not available. In addition, when contractors' employees are assigned to ten (10) hour shifts, they will be allowed to work the overtime hours (Monday through Friday only). The Company shall, as far as practicable, attempt to assign its regular Employees to these ten (10) hour shifts.

                                  ARTICLE VIII
                                  PAID HOLIDAYS

Section 1. For the purposes of this Article, the term "Paid Holiday" means one of the following days: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day. Friday after Thanksgiving, Christmas Eve and Christmas Day. A paid holiday shall be deemed to begin at the beginning of the First Shift on such paid holiday and to end at the beginning of the First Shift on the next succeeding day.

Section 2. If one of the above-listed holidays falls on a Saturday or Sunday of the Employee's regular workweek, the holiday shall be observed on Friday if holiday falls on Saturday, observed on Monday if holiday falls on Sunday.

Section 3. An eligible Employee (as hereinafter defined) shall be paid for such paid holiday an amount equal to eight times the Employee's hourly base rate, or in the case of an eligible Employee who is regularly scheduled to work other than eight hours per day, the number of hours for which the Employee is regularly scheduled to work times the Employee's hourly base rate if the holiday falls on a regularlyscheduled workday. An Employee shall not be deemed to have worked on a paid holiday by reason of the Employee completing a regularly scheduled shift that began before the beginning of the First Shift on such paid holiday.

For the purposes of this Article, an eligible Employee is one who:

           (a) has required length of service in accordance with the provisions of Section 10 of Article XI, which service has not been broken by any of the methods described in Section 3 of Article XI and;

           (b) has worked the last scheduled workday before and the first scheduled workday after the day on which the paid holiday is observed and;

           (c) on the day on which the paid holiday is observed is not on layoff, except on a layoff arising from a layoff slip issued during the normal work week in which the paid holiday is observed, in military service, or absent due to illness/injury, except illness/injury that is substantiated by a doctor's certificate.

           (d) Employees who are unable to work as required above shall be eligible for holiday pay if their absence is due to death in the immediate family (mother, father, wife, husband, brother, sister, son, daughter, mother-in-law or father-in-law) or previously scheduled vacation.

Section 4. An Employee who is required to report for work on a paid holiday and who fails to report for work shall be disqualified from receiving pay for the holiday provided by Section 3 of this Article. Documented excuses will be handled on a case by case basis.

An Employee who is required to report for work on a paid holiday and works less than the hours required by the Company shall be disqualified from receiving pay for the holiday provided by Section 3 of this Article. This shall not apply when an Employee is less than one (1) hour tardy. Documented excuses will be handled on a case by case basis.

                                   ARTICLE IX
                           CALLIN PAY AND MINIMUM PAY

Section 1. Any Employee who is ordered to report for work and who does report at the time scheduled but who is not then put to work within one (1) hour after the Employee's scheduled starting time shall receive an amount not less than two
(2) hours' pay; unless such Employee shall not be put to work at the Employee's own request or because of the Employee's own fault or because of any strike or other Union caused stoppage of work.

Section 2. Any Employee who is initially put to work (i.e. physically on the job site performing work) on any shift during the work week shall receive not less than four (4) hours' pay, unless the Employee shall have voluntarily quit work or been sent home because of the Employee's own fault or because of a strike or other Union caused stoppage of work or circumstances beyond the control of the Company, in which event the Employee shall be paid only for the time actually worked, but not less than two
(2) hours pay. Any employee who works in excess of four (4) hours shall be paid for the time actually worked.

Section 3. Any Employee who is called-in to work outside the Employees normal shift hours or on Saturday, Sunday or Holiday shall receive not less than four
(4) hours pay, unless the Employee shall have voluntarily quit work or been sent home because of the Employee's own fault or because of a strike or other Union caused stoppage of work, in which event the Employee shall be paid only for the time actually worked.

Section 4. An Employee who is assigned to a regular shift during the normal work week who is ordered to report at a later time in the day, due to a change in the workload, and who, consequently, does not perform any work in the 24-hour period beginning at 7:15 a.m. on the day the change was made, shall be entitled to at least four (4) hours' pay.

This Section is applicable only to Employees who would lose a day's pay due to the canceling or rescheduling of work and who ordinarily would continue to work on their regularly assigned shift the following day.

Section 5. Call-in pay and minimum pay provided for in this Article shall be computed at the regular hourly base rate of pay of the Employee who shall be entitled thereto, except if such Employee is entitled to be paid at the overtime rate, in which case the call-in or minimum pay shall be computed at such overtime rate of pay.

                                   ARTICLE X
                                    VACATIONS

Section 1. Length of service shall be determined as of an Employee's anniversary date of employment as of the date of his last hire.

Section 2. In order to be eligible for vacation under this Section, an Employee must be employed by the Company on his eligibility date. To qualify for paid vacation provided for in this Article, an Employee must have worked the following minimum straight-time production scheduled hours in the year preceding the Employee's vacation eligibility date:

           (a) for full vacation benefit, a minimum of 1480 such hours;

           (b) for 3/4 vacation benefit, a minimum of 1280 such hours;

           (c) for 1/2 vacation benefit, a minimum of 1080 such hours, the year preceding

These minimums shall not apply to Employees who have worked 1900 or more hours during the preceding year. For purposes of this provision, hours worked means hours actually worked or hours paid by the Company as if actually worked, including any periods for which approved Union Business and/or workers' compensation benefits were paid.

Notwithstanding any other provision of this Article, an Employee shall not be entitled to a vacation in any year in which the Employee does not perform at least thirty (30) days of work for the Company.

Section 3. Employees who, on their vacation eligibility date, have satisfied the various requirements set forth in this Article in order to qualify for a vacation, shall be provided with paid vacations in accordance with the following schedule:

One year or more, but less than five years of continuous service - 1 week of vacation.

Five years or more, but less than ten years of continuous service - 2 weeks of vacation.

Ten years or more, but less than 20 years of continuous service - 3 weeks of vacation.

Twenty years or more of continuous service - 4 weeks of vacation.

Section 4. The vacation eligibility dates for individual Employees shall remain constant and shall be determined as follows:

Any Employee who, on the effective date of this Agreement, has previously qualified for paid vacation pay shall have the Employee's most recent qualifying date as the Employee's continuing vacation eligibility date. Employees hired subsequent to the effective date of this Agreement, shall have their vacation eligibility date determined in the following manner:

          Completion of one year of
          continuous service between:                 Eligibility Date
          ---------------------------                 ----------------
          January 1 and March 31                           April 1
          April 1 and June 30                               July 1
          July 1 and September 30                         October 1
          October 1 and December 31                       January 1

Section 5. Any Employee who qualifies for vacation shall be paid an amount equal to 40 hours' pay at the Employee's current rate of pay for each week of vacation.

Section 6. If an Employee who has earned a vacation under the terms of this Article shall die before taking such vacation, the amount of pay to which the Employee would have been entitled had the Employee lived, shall be paid by the Company to the Employee's estate.

Section 7. An Employee who is laid off and who at the time of the Employee's layoff shall have a vacation due the Employee and has not received it, may, at the Employee's request, obtain what vacation pay is due the Employee on the regular pay day or pay days following the Employee's layoff.

Section 8. An Employee who has previously become eligible for and received a vacation payment and who during the year following their last vacation eligibility date voluntarily quits with 5 work days notice to the Company, or who retires, shall be entitled to accrued unused vacation upon separation:

           (a) for full vacation benefit, a minimum of 1480 such hours;

           (b) for 3/4 vacation benefit, a minimum of 1280 such hours;

           (c) for 1/2 vacation benefit, a minimum of 1080 such hours.

           (d) An Employee terminated for just cause shall not be eligible for prorata vacation for the year in which they are terminated; however, such Employee shall be paid accrued, unused vacation carried over from prior years, if any.

Section 9. As far as practicable, vacations shall be granted at times most desired by the Employees, with preference to Employees having greatest seniority in case of conflict but final right to allot vacation periods is reserved to the Company in order to insure the orderly operation of the yard.

Section 10. Vacation awarded prior to November 1, 1988 may be carried over, provided no more than 65 work days (13 calendar weeks) are on the books at any one time. Such accumulated vacation shall be paid for at the individual employee's rate of pay in effect on November 1, 1988 regardless when taken.

Section 11. Employees who are unable to take the current year's vacation due to company workload or personal desire may carryover up to two years of the maximum vacation hours awarded.

Section 12. An Employee may request a vacation on a form furnished by the Company and signed by the Employee's Craft Supervisor. When approval has been granted by a Department Head for such vacation dates, such approval shall not be withdrawn except by mutual agreement between the Employee and the Craft Supervisor.

An Employee who requests three (3) or more consecutive days of vacation, and makes such request in writing between the 30th - 45th day prior to the first day of vacation, if such request is received in a timely manner, the Craft Supervisor shall respond to the request within 10 days after such request is received.

Section 13. Earned vacation may be taken in increments of not less than two (2) hours.

                                   ARTICLE XI
                                    SENIORITY

Section 1. Employees shall be laid off and recalled in each seniority unit in accordance with their skill, ability and efficiency, and length of service. Where skill, ability and efficiency are approximately equal between two or more Employees in a seniority unit, length of continuous service with the Company shall be the controlling factor. The determination of skill, ability, and efficiency, shall be made in good faith by the Company.

A non probationary Employee with less than twelve (12) months service shall be laid off first within each classification. Temporary Employees as defined in
Article XXIV shall not accrue seniority under this Article.

Section 2. For the purpose of this Article, Employees within each classification in each department, as such departments are listed in Appendix 2, shall constitute a separate seniority unit.

Section 3. For the purpose of this Article, the length of Service of each Employee in a seniority unit as of the date of this Agreement shall begin with the date the Employee was last hired by the Company, except that the length of service of an Employee shall be broken and no prior period of service shall be counted, if such Employee:

           (a) quits the Employee's employment for any reason, or

           (b) is discharged for just cause, or

           (c) is absent from employment without permission for five (5) consecutive work days unless the Employee shall notify the Company within the five (5) day period informing the Company of the reason the Employee is absent from work and when the Employee expects to return to work and that the Company retains the right to determine whether or not the stated reason is acceptable. The Employee would be excused from such reporting during the 5-day period only if the Employee can provide documentation that he/she was physically or mentally unable to do so. Upon return to work, the Employee must present satisfactory proof that such disability has existed.

           (d) has at least fifteen (15) months length of service and is laid off and not recalled to work within fifteen (15) months, or has less than fifteen (15) months length of service and is not recalled to work prior to the layoff being of a duration equal to their length of service.

           (e) has been unable to work due to personal illness/injury or occupational injury or any incapacitation for a period of not more than fifteen (15) months. Employees absent due to illness or injury will be given 30 days written notice prior to removal from the payroll.

           (f) does not respond as specified herein to a seniority recall, when given notice by Certified Mail. Upon receipt of the Certified Mail, an Employee has forty-eight (48) hours, exclusive of Saturdays, Sundays and Holidays, to contact the Company and inform the Human Resources Department as to whether he/she will be returning back to work. Thereafter, an Employee has five (5) days, exclusive of Saturdays, Sundays and Holidays, to report to work unless the Employee presents a reasonable excuse. It is each Employee's personal responsibility to maintain a current mailing address and telephone number on file with the Human Resources Department.

Section 4. Notwithstanding the provisions of Section 3 of this Article, an Employee that had his/her length of service broken under the provisions of this Section, may upon mutual agreement between the Company and the Union, have his/her length of service reinstated.

Section 5. When a permanent lay off (one of more than ten (10) working days duration) from a seniority unit becomes necessary, those Employees who are subject to layoff, and who have been transferred into the affected unit from another seniority unit shall, in accordance with their Company-wide seniority be permitted to return only to their immediately previous seniority unit to a job which they have previously performed and which is held by the Employee with least continuous service with the Company.

Employees who exercise such seniority to bump back into a previous seniority unit must do so by giving notice to Personnel within three (3) working days of the official layoff notice. The least senior Employee, displaced by an Employee returning from another department, shall then be subject to layoff.

Should a permanent layoff become necessary in the seniority unit to which a previously transferred Employee has been returned in accordance with the procedure set forth above, the Employee will not, in the event the Employee was previously transferred into the now affected seniority unit from another seniority unit, again be given an opportunity to claim a job in the seniority unit from which the Employee was earlier transferred into the Employee's present seniority unit. When permanent job openings again become available in a seniority unit in which a layoff took place, the Employees previously removed from those jobs shall be recalled in accordance with the provision and principles set down in Section 1 of this Article in order to fill the job vacancies.

Section 6. For the purposes of this Article, an Employee may be temporarily shifted (see Article XII) from one occupation or type of work to another occupation or type of work as the Company may decide the workload requires, and still retain the Employee's seniority in the Employee's regular seniority unit. Such temporary assignment will end upon the availability of work for such Employee in the Employee's regular seniority unit.

Any Employee who has been incapacitated at the Employee's regular work by injury or compensable occupational disease while employed by the Company may be employed on any other work which the Employee can do without regard to any seniority provisions of this Agreement.

Section 7. Leaves of absence shall, be available to Employees to the extent provided by and in accordance with the provisions of the FMLA. Employees shall be provided a summary of their rights under the FMLA when hired or when they otherwise request such information from Human Resources. Employee's rights of reinstatement shall be as required by law, but subject to the other provisions of this agreement affecting layoffs, recall and seniority.

An Employee's used vacation hours and workman's compensation time off shall be counted as hours worked, exclusively for the purpose of the employee meeting FMLA 1250 hour threshold.

An Employee shall be allowed a leave of absence due to an emergency not covered by FMLA, subject to appropriate documentation and approval of Employee's Craft Manager. Any denial of this emergency leave of absence shall be subject to review by the Company's Human Resources

Department. This leave of absence shall not exceed thirty (30) calendar days within a twelve (12) month period.

Section 8. A leave of absence for the purpose of assuming an office or position with the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers, shall be made available to an Employee who makes a written request for such leave. Such Employee shall continue to accrue seniority during such leave for a period not to exceed two (2) years, and shall have rights to reinstatement to his/her classification upon the completion of such leave of absence. Such leave may be extended only by written agreement of the Employee and the Company.

Section 9. An Employee shall be allowed to decline employment offered the Employee on a recall without prejudicing the Employee's seniority status if it appears that such employment shall be of a temporary nature (less than 10 working days); in which case, the Company shall provide the Employee with a letter permitting the decline of such temporary employment.

Section 10. New Employees shall be considered as "probationary" Employees and shall not be deemed to have any length of service until they have performed 90 days of work, except in the case of Apprentices, whose probationary period shall be six (6) months, after which, if they are continued in employment, their names shall be added to the seniority lists as of the date of their employment. It is agreed that the probationary period is a time frame for the Company to determine new employees skills and performance levels. Therefore, it is a management function to use the probationary period to determine which probationary Employees have the appropriate skills and performance levels and to eliminate from the workforce those that do not, prior to them gaining seniority. Notwithstanding the provisions of Article XXVIII Discipline, it is the Company's right to discharge any probationary Employee for violation of any Company rule, including but not limited to, "lack of requisite skills" and "insufficient production".

Section 11. A permanent layoff, for the purpose of this Article, shall be recognized only after an Employee has been issued a slip marked "LAYOFF". However, the Company may retain a regular Employee without regard to the seniority provision of this Agreement for the purpose of maintaining job continuity, in order to complete a job already in progress, but in no event to exceed five (5) working days, except that the Company may retain Employees assigned to Composite Crews for the purpose of maintaining job continuity on such crews for up to ten (10) working days without regard to seniority. The Company will be permitted to "Z" out any employee for up to five (5) working days in accordance with this Section, except as set forth in Sections 12 and 13. The Company, as far as practicable, shall not repeatedly "Z" out the same Employees. The Company, as far as practicable, shall "Z" out on a rotational basis.

Section 12. The Company will notify any Employee two (2) hours in advance of its intention to layoff. If notice of layoff, of less than two (2) hours is given, but notice is adequate to obtain a clearance, then clearance shall be obtained before the Employee's regularly scheduled quitting time, but the Employee shall be paid two (2) hours pay for clearing-out. In the event such notice is not given two (2) hours will be allowed the Employee for the purpose of obtaining a clearance on any regularly scheduled work day on or before the following payday. The parties recognize that two (2) hours pay is the appropriate pay for clearing out. Notwithstanding this, there may be rare occasions when more time is needed. When this happens, additional clearing out pay up to four (4) hours pay may be warranted on a case by case basis.

Section 13. Members of the Union Grievance Committee (not to exceed four (4) members), Union Officers (not to exceed seven (7) members) and duly appointed shop stewards shall have super seniority for the purposes of layoff and recall, provided that they have at least two (2) years continuous service with the Company from the date of last rehire and can perform the work available. Union Shop Stewards may be laid off if there is no work in their respective departments of which they can perform and will be the first recalled.

The Union Negotiating Committee (not to exceed six (6) members), shall have "super seniority" for the purposes of layoff provided they can perform the work available. This "super seniority" begins thirty (30) calendar days prior to the date the bargaining parties agree to begin bargaining for a new collective bargaining agreement, and ceases upon ratification of a new contract.

Section 14. The Company shall provide to the union and post in the shops an updated seniority list in January, April, July and October of each year during the life of this Agreement.

Section 15. The Company, as far as practicable, shall make a "good faith" effort to transfer an employee into another trade in order to avoid a layoff. However, it is recognized that this shall not in any way whatsoever limit the Company's right to layoff employees pursuant to the provisions of Article XVII Management Functions.

                                  ARTICLE XII
                                 TRADE TRANSFERS

Section 1. The permanent transfer of an Employee from one seniority unit to another seniority unit within the same trade or into a different trade shall be a function of management, subject to the provisions of this Section and shall not be deemed to be a violation of any of the seniority rules set forth in this contract.

A permanent transfer shall be recognized as such only when a written transfer document has been issued giving the Employee a badge number in the new department.

The Employee shall be entitled to be retained in the seniority unit to which the Employee has been permanently transferred based upon the factors referred to in
Section 1 of Article XI.

The Company shall request volunteers prior to initiating any permanent transfer of an Employee from one seniority unit to another seniority unit within the same trade. The Company shall, as far as practicable, use the volunteer list in making the decision on a permanent transfer.

The Company shall request volunteers prior to initiating any permanent transfer of an Employee from one seniority unit to another seniority unit in a different trade. This permanent transfer shall be subject to the written approval of the Employee.

Subject to the provisions of Section 3 of Article XI, the following provisions shall apply with respect to permanent transfers:

           (a) An Employee who is permanently transferred from one seniority unit to another seniority unit will, for the purposes of layoff and recall only, be credited with the Employee's full companywide seniority.

           (b) If an Employee is transferred out of the bargaining unit, the Employee shall continue to accumulate and retain length of service in the seniority unit from which the Employee has been transferred up to a maximum of twenty four (24) months, provided the Employee is transferred back to the bargaining unit prior to the expiration of the twenty four (24) month period. If the Employee remains in the nonbargaining position beyond the twenty four (24) month period, the Employee's length of service shall be frozen as of the initial date of the Employee's promotion to the non-bargaining position.

Section 2. In order to maximize the efficient utilization of the current workforce and because of the inherent delays in increasing the workforce, it shall be a management function, subject to the provisions of this Article, to temporarily shift an Employee from one trade or type of work to another trade or type of work. When this happens, the Employee shall retain his/her seniority in the Employee's regular seniority unit.

The temporary shifting of an Employee from one trade or type of work to another trade or type of work shall be governed by the following guidelines:

           (a) When all seniority Employees in a trade are working, there shall be no restrictions on the temporary shifting of Employees from other trades to that trade.

           (b) When seniority Employees are on lay off in a trade, the following restrictions on temporarily shifting Employees from other trades into that trade shall apply:

                      (1) For work of less than three (3) days, there shall be no restrictions on temporary shifting. Temporary shifting shall not be done consecutively, within a short timeframe, for the purpose of circumventing the seniority recall provision.

                      (2) For work of less than ten (10) days, but greater than three (3) days, the Company shall have the right to temporarily shift Employees provided that the laid off Employees in the trade into which the shifting is to occur are afforded the opportunity to be recalled to work. These events can take place simultaneously (i.e. the shifting can take place at the same time the Human Resources Department attempts to recall the laid off employees). The Union shall receive a copy of the Recall From Lay-off Notice form the same day the recall is attempted.

                      (3) For work of ten (10) days or more, the Company shall have the right to temporarily shift Employees provided that the laid off Employees in the trade into which the shifting is to occur are on seniority recall in accordance with the provisions of Section 3(f) and Section 9 of Article XI. These events can take place simultaneously (i.e. the shifting can take place at the same time the Human Resources Department attempts to recall the laid off Employees).

                      (4) The Union President or Vice President shall be notified prior to any temporary shifting.

                      (5) It is understood an Employee will not be disciplined for his/her inability to perform work assignments outside his/her primary trade.

                                  ARTICLE XIII
                               GRIEVANCE PROCEDURE

Section 1. The term "Grievance" as used in this Agreement shall mean any complaint, disagreement or difference of opinion between any Employee or the Union and the Company that concerns the interpretation of application of an article or provision of this Agreement. A grievance may be filed by the union, or individual employee acting on his/her own, or by the Company.

Section 2. Grievances shall be processed in accordance with the steps set forth below; provided, however, that any Employee who feels aggrieved shall first discuss the Employee's complaint with the Employee's immediate Supervisor with or without the presence of the Employee's Shop Steward, as the Employee may desire.

If a written grievance is filed by an Employee, or the Union, the Grievant shall not be approached or conferred with by the Company unless such Shop Steward or Union President are present. A grievance shall be barred from processing beyond the complaint stage unless referred by the Employee to Step 1, below, within seven (7) working days of the day on which said complaint or grievance arose or the day on which the aggrieved Employee could have been reasonably expected to be aware of the cause for complaint.

A Shop Steward or Union Representative may request permission (which permission shall not be unreasonably withheld) to leave the Shop Steward's or Union Representative's employment to investigate a grievance in his/her Group when it is an urgent matter and with the understanding that the Shop Steward or Union Representative will spend the minimum time away from work.

A Shop Steward may attend grievance meetings by appointment with a Supervisor in the department or Group over which the Shop Steward or Union Representative has authority, with the understanding that payment by the Company for grievance time shall not exceed two (2) hours per week for the authorized Stewards in each Department.

Such permission shall be granted in writing on a form supplied by the Company; this form shall be returned to the Craft Manager when the Shop Steward resumes work.

Section 3.

STEP 1

Grievances shall, in all cases, be submitted in writing in not less than duplicate, on forms to be provided by the Company and shall be signed by the Shop Steward or Employee submitting the grievance. The name or names of the aggrieved Employees shall be set forth in said form. The contract article or provision alleged to have been violated, and the nature of the relief sought, shall be included in said written submission.

Grievances may be presented (a) by the Shop Steward or President or Vice President of the Local Union, with or without the aggrieved being present, or
(b) the Employee or Employees concerned may present such grievance to the Craft Manager directly without having first registered such grievance with the Shop Steward or (c) the Shop Steward or President or Vice president of the Local Union having knowledge of the grievance may, without the presence of the Employee or Employees concerned, present the grievance to the Craft Manager. All grievances must be presented to the Craft Manager designated in this step within seven (7) working days of the occurrence or failure of occurrence; whichever may be the case, of the incident upon which the grievance is based.

STEP 2

If unable to reach a satisfactory answer in writing from the Craft Manager or Craft Supervisor within three (3) working days, the Union President or Employee concerned may submit the grievance to the Manager of Human Resources within five
(5) working days.

STEP 3

If unable to reach a satisfactory answer in writing from the Manager of Human Resources within three (3) working days, the Union President or the Employee concerned may, within five (5) working days of the answer, submit the grievance to the next regular monthly grievance meeting between the Union Grievance Committee and Representatives of Management provided, however, that should an emergency case arise such as, but not limited to, a discharge case, the Representatives of Management and the Union Grievance Committee will, as soon as possible, hold a special meeting and take prompt action on any such emergency case or cases. In the absence of the aggrieved, the Shop Steward who processed the grievance shall be permitted to attend.

At the request of the Union President, or in the event of the Union President's absence, the Grievance Committee, a grievance arising from discharge, layoff, or transfer will be given priority over other grievances in the order named.

If a grievance is filed with and moved to Step 3, the Company shall provide the Union with copies of all relevant documents known and/or available to the Company at the time, including written statements of Employees and supervisors, if any, prior to the Third Step meeting. Nothing in this Section shall limit the Union's right to information relevant and necessary to the processing of grievances at earlier stages of the procedure.

Section 4. The settlement of any grievance that shall be submitted to an arbitrator shall not in any case be retroactive to a date prior to fifteen (15) working days before the date on which such grievance shall have been first presented in written form under Step 1 of the procedure set forth in Section 3 of this Article.

                                  ARTICLE XIV
                                   ARBITRATION

Section 1. If a grievance is not satisfactorily adjusted at the 3rd Step of the Grievance Procedure, which decision shall be rendered within five (5) working days following the regular grievance meeting or the special grievance meeting where applicable the Union may submit the case to Arbitration. Notification of decision to arbitrate a grievance, which was processed through the prescribed grievance procedure, shall be filed within twenty (20) calendar days of the rendering of the decision by the Company at the 3rd Step.

Section 2. The Company and the Union shall, within ten (10) calendar days, make a joint application to the National Office of the Federal Mediation and Conciliation Service at Washington, D.C., to submit a panel of seven (7) names of qualified arbitrators.

Section 3. If the parties cannot agree on the selection of an arbitrator from this panel, each side shall, within fifteen (15) calendar days from the receipt of the panel, strike three (3) of the names listed and the remaining individual shall be the arbitrator.

Section 4. The Arbitrator shall have authority only to interpret and apply the Provisions of this Agreement. The Arbitrator shall be without power to change, alter, or amend the language of this Agreement.

Section 5. The decision of such arbitrator on any grievance that shall have been submitted to the arbitrator in accordance with the Provisions of this Agreement shall be final and binding upon the Company and the Union and the Employees concerned therein, except insofar as such decision shall be contrary to law.

Section 6. The fees and expenses of the arbitrator and the Federal Mediation and Conciliation Service shall be shared equally between the parties. Any fees resulting from one party canceling a scheduled Arbitration Hearing, shall be paid by the canceling party.

Section 7. The parties agree that any grievance submitted to arbitration shall be scheduled as expeditiously as possible.

Section 8. Except as provided for in this Article, and Article XIII, the Union shall be liable for the payment of time to Union Representatives while participating in grievance meetings and arbitration proceedings.

Section 9. The payment for time lost from work by witnesses called by the Union in arbitration proceedings shall be borne by the Union.

                                   ARTICLE XV
                          SAFETY, SANITATION AND HEALTH

Section 1. The Company shall make reasonable effort to protect the health of its Employees and to provide safe working conditions and adequate first aid service.

Section 2.

           (a) ANSI-approved leather-top work shoes, with a heel, must be worn.

           (b) Adequate lighting, protective devices and equipment, such as goggles, safety glasses and personal fall arrest systems, necessary to protect Employees shall be made available by the Company in accordance with its established practices.

           (c) Damaged ANSI approved personal prescription eyeglasses will be accepted for credit if damage is not due to the carelessness of the Employee and the item broken is turned in with a Broken Tool Report Slip signed by the Craft Supervisor or Craft Manager in charge of the shop.

Section 3. Outer garment protection shall be provided to Employees in situations requiring their use.

Section 4. Working alone in tanks or confined spaces shall not be permitted.

Section 5. Crane Operators shall not be required to perform work for more than fifteen and a half (15-1/2) hours in any twenty four (24) hour period.

Section 6. If an Employee shall be injured while employed on Company work and shall remain subject to partial disability or limitation, the Company insofar as its operations will permit, will endeavor to transfer such Employee to some work which is within the Employee's capacity to perform.

Section 7. If an Employee shall be injured on the job and shall be sent home by the Company doctor or nurse, the Employee shall receive eight (8) hours of pay on the day the injury occurred, or the number of hours that the employee is scheduled to work (i.e. 4/10 shift).

If an Employee receives a flash burn, and it is medically certified that the Employee cannot work on the day following the flash burn, that Employee shall receive 8 hours pay for that day.

Section 8. If an Employee shall be injured on the job, the Union Office shall be notified of any injury requiring outside medical attention and the Shop Steward of the Employee's department shall have the right to ascertain the facts of the accident, but the Shop Steward shall, not leave the Shop Steward's job without permission of the Shop Steward's immediate supervisor.

Section 9. The Employees agree to cooperate with the Company in keeping all toilet rooms maintained in a clean, dry and sanitary condition. The Company agrees to keep these premises properly lighted, heated, and ventilated. Pure and properly cooled drinking water shall be furnished Employees at all times.

Section 10. The Union will cooperate with the Company in encouraging Employees to observe all safety regulations prescribed by the Company and to work in a safe manner. To that end, a Safety Committee shall be established to be composed of four (4) representatives of the Company and four (4) representatives of the Union.

Employees on such Committee shall be recognized by the Company upon written notification by the Union. The Employees appointed by the Union shall be selected from those who have worked for the Company a minimum of two (2) years.

           (a) The Safety Director shall serve as chairperson of the Safety Committee.

           (b) The Safety Committee shall meet every month at a designated time and place.

           (c) Where a majority of the Safety Committee vote approval of any suggestions to the Company, this shall be considered as a recommendation of the Safety Committee to the Company. Where the Safety Committee is evenly divided as to any proposals to the Company, this shall be considered a report and should also be submitted to the Company but in no event shall the Company be advised as to those voting for or against such proposal.

           (d) The Safety Committee shall submit in writing any recommendation or report concerning safety conditions to the Manager of Facilities.

           (e) The Manager of Facilities, within a reasonable time, shall, in writing, give an answer to the recommendation or report of the Safety Committee stating the decision of the Company on such proposal, and the action taken, if any.

           (f) The Company reserves the right to accept or reject any recommendations.

           (g) There will be a Joint Committee meeting monthly. Six (6) of those meetings per year (bi-monthly) will consist of a tour of the facility.

           (h) The Company shall assign at least one Bargaining Unit Employee one day each week to assist with the ship safety walk-through. These Bargaining Unit Employees shall be rotated each week.

                                  ARTICLE XVI
                             NO STRIKES OR LOCKOUTS

Section 1. During the term of this Agreement the Company shall not engage in any lockouts.

Section 2. During the term of this Agreement neither the Union nor any of its officers, agents or representatives nor any member of the bargaining unit, shall engage in, prolong, sanction, or encourage any strike, work stoppage, slow-down or other interference with or curtailment of work or production.

Section 3. In the event that any officers, agents or representatives of the Union, or any member of the bargaining unit shall engage in, prolong, sanction, or encourage any strike, work stoppage, slow-down or other interference with work or production, the Union agrees to immediately take all possible steps to terminate same, including but not limited to the posting, not later than twenty-four (24) hours after the Union is notified by the Employer a condition exists as set forth above and particularly in Article XVI hereof at the Employee's entrance to the Employer's premises a notice signed by the Local Union President, reading as follows:

                                     NOTICE

           To all members of the bargaining unit represented by Local No. 684, International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers, and Helpers of America, AFL-CIO: The current strike, slow-down or interference with the work is unauthorized and a violation of our Agreement with the Employer, and you are hereby directed to terminate the same at once. Those participating therein are subject to disciplinary action, including discharge, and the Union will not defend them against such action unless they return to work. If you terminate such action immediately, the Union will process through the grievance machinery any just grievance you may have.

                                  ARTICLE XVII
                              MANAGEMENT FUNCTIONS

Subject to the provisions of this Agreement, the Company retains the sole right to manage its business and direct the work force, including but not limited to the right to: hire, rate, classify, transfer, assign work (including the right to assign to an Employee in such craft, work which is not normally performed by the Employees in such craft, whenever practicable for the purpose of efficient operations or necessary to eliminate standby time), promote, demote because of inability to properly perform (i.e. performance and skills) the work assigned, discipline (including right to suspend) or discharge for just cause, supervise all personnel, lay off Employees because of lack of work or for any legitimate reason, distribute work among departments, consolidate departments, to subcontract work, to make and enforce rules and regulations, to regulate the use of equipment and other property of the Company, to determine and control all procedures and methods of production and exercise any and all other powers necessary to the efficient operation of the business of the Company; provided, however, that these functions will not be exercised for the purpose of discrimination against any Employee because of the Employee's membership in the Union.

                                 ARTICLE XVIII
                                 DUES CHECK-OFF

Section 1. Upon receipt by the Company of a voluntary written assignment (in the form hereinafter set forth) by an Employee covered by a collective bargaining agreement between the

Union and the Company which shall provide for the check-off of Union dues, the Company, so long as such agreement and assignment shall remain in effect, shall make the deductions and payments provided in such assignment. The form of such voluntary written assignment shall be as follows:

                     AUTHORIZATION FOR CHECK-OFF FROM WAGES

                      To: ___________________ (Employer), I _______________, an
           employee of ____________________, hereby authorize and direct my employer to deduct from my wages and pay to the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers, AFL-CIO, Local Lodge No. 684, (herein the "Union"), an amount equal to dues, initiation fees, and reinstatement fees fixed by the Union. This authorization is voluntarily made in order to pay my fair share of the Union's costs of representing me for purposes of collective bargaining and this authorization is not conditioned upon my present or future membership in the Union. In addition, this authorization is made with the specific understanding that it is not a condition of employment with my employer.

           This assignment, authorization and direction shall be irrevocable for a period of one (1) year from the date thereof or until the termination of the collective bargaining agreement between the employer and the Union, whichever occurs sooner, without regard to whether or not I am a Union member.

           I agree and direct that this agreement, authorization and direction shall be automatically renewed and shall be irrevocable for successive periods of one (1) year each or for the period of each succeeding applicable collective bargaining agreement between the employer and the Union, whichever shall be shorter, without regard to whether or not I am a member of the Union, unless written notice is given by me to the employer and the Local Union Secretary-Treasurer by registered mail not more than twenty (20) days and not less than ten (10) days prior to the expiration of each period of one (1) year or of each applicable collective bargaining agreement between the employer and the Union, whichever occurs sooner.

           "Union dues, contributions or gifts to Lodge 684, International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers AFL-CIO are not tax deductible as charitable contributions for Federal Income Tax purposes. However, they may be deductible as ordinary and necessary business expenses"

           _______________________________
           Name (Signature)

           _______________________________               _________________
           Social Security Number                        Date

           _______________________________
           Employee Clock Number

Section 2. The Union shall indemnify the Company and hold it harmless against any and all suits, claims, demands and liabilities that shall arise out of or by reason of any action that shall be taken by the Company for the purpose of complying with the provisions of this Article or in reliance on any assignment or notice, which shall have been furnished to the Company under any of such provisions.

                                  ARTICLE XIX
                        PENSION PLAN AND GROUP INSURANCE

Section 1. The Employer shall pay into the BOILERMAKER-BLACKSMITH NATIONAL PENSION TRUST the sum of twenty five cents ($0.25) per hour for each hour paid by the Employer for all Employees covered by this agreement during the first year, to be increased to fifty cents ($0.50) the second year, and to be increased to seventy five cents ($.75) the third year. The Employer agrees to and shall be bound by the Trust Agreement creating the Boilermaker-Blacksmith National Pension Trust and all amendments now or hereafter approved by the Board of Trustees, said Agreement and amendments are incorporated by reference and made a part of this agreement as if affixed hereto. No contributions shall be made to the Pension Plan on behalf of probationary or part time/temporary employees.

Section 2. Effective midnight February 8, 2001, the NORSHIPCO PENSION PLAN
(i.e. Appendix 4, Section 1) will be frozen on the basis of each member's Pension Credit as of that date. For the purposes of this plan no additional years of service will be applied after that date unless the Pension Plan is unfrozen in future years. All benefits accrued as of that date are retained by the employees until retirement at which time benefits will be paid in accordance with the Pension Plan document. The Company at its discretion may terminate the Plan at any time and distribute the Pension credits to the member in accordance with existing ERISA rules and law.

Section 3. Group Insurance benefits shall be in accordance with the package program heretofore agreed upon by the Company and the Union.

Section 4. Any increase in the monthly premium payment for the medical and dental insurance plans required of eligible Employees desiring coverage shall be shared equally by the Company and Employee during the term of this Agreement.

Section 5. The specific provisions of the Health and Dental insurance policies shall prevail in all instances and be final and binding on all parties to this Agreement.

Section 6. Employees who have been laid off and who have existing Health Insurance plan coverage may have the coverage continued for two (2) months following the month in which the layoff occurred. A laid off Employee must promptly pay any Employee contributions required in order to retain coverage.

Section 7. Employees who are out due to personal injury/illness or occupational injury will have coverage continued for fifteen (15) months following the month in which the illness/injury occurred.

The employer will pay the same percentage of premium as it was paying at the time of the injury or illness, providing the Employee had completed six (6) months of service at the time of illness/injury. The Employee must promptly pay any Employee contributions required in order to retain coverage.

Section 8. A Ten Thousand dollar ($10,000) Accidental Death and Dismemberment plan shall be provided by the Company at its expense for all regular full-time Employees covered by this Agreement and who have completed their probationary period. In case of an accidental dismemberment the benefit will be paid in accordance with the schedule provided in the plan.

A Ten Thousand dollar ($10,000) Life Insurance Policy shall be provided by the Company at its expense, for all regular full-time Employees covered by this Agreement and who have completed their probationary period.

Section 9. Weekly Accident and Sickness Benefits will be provided to all eligible Employees in accordance with Appendix 3.

Section 10. Employees on Union business shall receive pension contributions for all straight time hours so involved. This shall only be applicable for the following Union business and Employees:

           (a) Normal Union business for the Union President, Vice president and Secretary/Treasurer.

           (b) Normal Executive Board meetings.

           (c) Grievance Committee preparations.

           (d) Negotiating Committee.

Any deviation from the normal practices relative to the above shall require the consent of the Company.

                                   ARTICLE XX
                                      TOOLS

Section 1. Any Company tool which is checked out by any Employee becomes the sole responsibility of said Employee and is not subject to the control of any supervisor except as provided in Section 2 of this Article until such tool has been returned and the Employee's check has been returned. If, in the performance of the work, said tool is damaged or lost, upon presentation of reasonable proof of such damage or loss, the Company shall bear the cost of such loss and return the Employee's tool check. If a serialized tool is damaged or lost due to

Employee negligence, the Employee shall bear the replacement cost of the tool, in accordance with the following schedule:

           -          less than (1) year old, 100% of replacement cost;
           -          1 to 2 years old, 80% of original cost;
           -          2 to 4 years old, 60% of original cost.
           -          more than 4 years old, 40% of original cost

However, if an Employee is assessed such costs for the loss of a tool, he/she may substitute a new tool of the exact same type and model in lieu of payment of the assessment. The tool clearance form provided by the Company shall be amended to comply with this Article and Section of this Agreement.

Section 2. If and when any supervisor wishes any tool belonging to the Company left on the job after such Employee departs at the end of the shift or is ordered to leave, then such supervisor or one of the Employees under the direct supervision of said supervisor, such supervisor shall sign a form provided by the Company identifying such tool(s) and such supervisor shall assume full responsibility to the Employee and/or Company for such tool.

Section 3. The Company and Union agree that Employees should have one (1) designated storage area for personal tools for each shop that affords Employees reasonable safety from theft. Employees that have their personal tools stolen from these designated storage areas shall upon investigation and verification by the Company have the reasonable costs (i.e. based on the depreciated value of an average priced tool) of these personal tools reimbursed by the Company. Notwithstanding the above, an Employee shall not be eligible for reimbursement of personal tools stolen from a designated storage area unless he/she has on file with the Company a current tool inventory list approved by the appropriate Craft Supervisor.

The Company and Union shall work together to formulate and implement reasonable means, policy and procedure in order to deal with this matter.

                                  ARTICLE XXI
                            JURY AND BEREAVEMENT PAY

Section 1. An Employee who is called for jury duty on a regularly scheduled work day, and has at least one year's length of service with the company shall be paid for each day served on a jury, not to exceed ten (10) days in any calendar year, the difference between eight (8) times the base hourly rate and the pay he received for jury duty, or the number of hours that the Employee is scheduled to work (i.e., 4/10 hour shift). Such jury duty must be substantiated by a written statement from the court.

Section 2. Employees, except those who have a financial stake in the outcome of a particular matter, who are subpoenaed or summoned as a witness in a court of law or who are subpoenaed or summoned to appear before a government agency in a matter as to which the Company has no adverse interest shall be paid for each day they serve as a witness, not to exceed ten (10) days in any calendar year, the difference between eight (8) times the base hourly rate and the pay he received for being a witness. The Employee must present proof of being subpoenaed or summoned and the amount of pay received therefore.

Section 3. An Employee who has completed his or her probationary period will, in the event of the death of his parent, mother-in-law, father-in-law, sister or brother, be paid for up to three days of time required to be lost from work during the Employee's regularly scheduled work week. The time off and pay which is provided is for the purpose of permitting the Employee to participate in arrangements for and attendance at the funeral. The days for which payment is made shall include the day of the funeral but shall not in any of the foregoing instances extend beyond the day following the funeral.

In the event of the death of the spouse or child of an employee who has completed their probationary period, the period of time for which payment shall be made for time required to be lost from work will be extended to 5 days: not more than 3 of which shall extend beyond the day of the funeral. Pay for any such days required to be lost from work shall be calculated on the basis of eight (8) times the Employee's basic hourly rate of pay, or the number of hours that the Employee is scheduled to work. The Company shall permit an employee to take such leave in the event of the death of a grandparent, aunt or uncle, if such relative acted in the role of parent to the Employee, and such fact is verifiable.

To be eligible to receive bereavement pay, an Employee must notify the Company promptly of the necessary absence from work and of the date the Employee intends to return to work. The Company may, as a condition for payment, require proof of the relationship between the Employee and the deceased.

                                  ARTICLE XXII
                                 TRAINEE PROGRAM

There shall be a Joint Labor/Management Trainee Program Committee. The Committee shall be comprised of four (4) Company representatives and four (4) Union representatives. The Committee shall be responsible for developing and implementing the various training parameters, rates of pay, etc. Implementation of this Program shall be by mutual consent.

                                 ARTICLE XXIII
                                MILITARY SERVICE

Section 1. An Employee who is a member of an organized unit of the Federally recognized Armed Services, including Reserves or the Public Health Service Reserve shall upon presentation of orders to attend a regular or annual course of training or similar military service in such organization as prescribed by the U.S. Secretary of Defense, be granted a leave of absence for such regular or annual training period or similar military service. Upon presentation by the Employee of a certificate signed by his superior officer in such military service, showing the duration of such military service and the amount paid to the Employee by the Government, the Employee shall, in any one calendar year, be paid the difference between:

           (1) The amount the Employee would have been paid by the Company at the Employee's regular hourly base rate of pay for the work (not to exceed eight (8) hours per day or forty (40) hours per week) that the Employee would otherwise have performed during the first consecutive fourteen (14) calendar days of such military service and;

           (2) The amount, exclusive of any travel allowance, paid by the government for such fourteen (14) days not to exceed eighty (80) hours pay. In the event an Employee is granted a leave of absence beyond such fourteen (14) days, the Employee's vacation allowance, if any, may be applied for such additional period of absence and the Employee may be paid the amount of the Employee's vacation allowance as though the Employee had taken the Employee's vacation during such extended period of absence.

Section 2. An Employee ordered to report for a pre-induction physical examination prior to entry into the Armed Forces will be paid for up to eight
(8) hours for time lost from work while taking such examination, providing proof of same is shown. In no instance will payment be made under this provision more than once in any calendar year.

                                  ARTICLE XXIV
                               TEMPORARY EMPLOYEES

Section 1. A temporary employee is one who is designated by the company's records as part-time (or temporary). Temporary Employees (i.e. mechanics only) are not to work overtime except in emergencies or when a regular employee of the same classification is not available. Temporary and part-time employees (i.e. mechanics only) are not to work sixth and seventh days or holidays when full-time employees are available. Temporary and part-time employees are not to work when full-time employees of the same classification are on lay off.

Section 2. In the event that a temporary Employee desires to become a regular Employee and where the Company accepts the temporary Employee as a regular Employee, such Employee will then become entitled to all of the provisions and benefits of this Agreement, effective as of the date the Employee was accepted as such by the Company as indicated by the Company records.

Section 3. Temporary Employees will receive overtime payment only for work performed in accordance with the overtime provisions of this Agreement.

Section 4. In the event that a Temporary Employee works more than forty (40) hours per week in each of more than twelve (12) weeks in a six-month period, such Employee shall be permitted to become a regular employee under the terms of this collective bargaining agreement, if such employee chooses to do so. If an employee declines to become a regular employee, his/her opportunities for further overtime shall be governed by Section 1 of this Article.

                                  ARTICLE XXV
                   NON-BARGAINING EMPLOYEES WORKING WITH TOOLS

Non-bargaining Employees shall not work with tools except in the following instances:

           (a) instances of incidental work, which do not exceed one (1) hour;

           (b) when necessary to train and instruct Employees working under their supervision;

           (c) when performing experimental work;

           (d) when setting up work, or making the first assembly on a new job;

           (e) in cases of emergency.

If a non-bargaining unit Employee performs work in violation of this article and the Employee who otherwise would have performed this work can be reasonably identified, the Company shall pay such Employee the applicable standard hourly wage rate for the time involved.

                                  ARTICLE XXVI
                             WAGES AND RATES OF PAY

The wage rates for each classification of employees covered by this Agreement are those in existence as of the effective date of this Agreement and are set forth in Appendix I.

Section 1. Effective February 9, 2001, a wage increase shall be provided to all employees covered by this Agreement in the classifications set forth herein.

Section 2. Payroll checks will be issued weekly on Thursdays unless the Company determines to change payday to Fridays. If such change in payday is made, the Company shall notify the Union five (5) working days in advance of such change. If payday is changed to Fridays, any employees working on 4/10 hour shifts or night shifts shall receive their paychecks on Thursdays. The stubs of paychecks due to Employees will show separately the number of straight time and overtime hours worked and paid and vacation hours available.

Section 3. If at any time during the life of this Agreement a new bargaining unit job is created which is not specifically covered by this Agreement and for which no wage rate has been specifically provided by this Agreement, the Company shall establish the rate to be paid for the new job. Such new position shall be posted and a copy provided to the Union seven (7) days prior to the position being filled. Such new job may be filled by the Company as it deems necessary. If the Union disagrees with the rate of pay established for the job, it may process its grievance with respect to the rate of pay assigned by the company to such position directly to arbitration. Employees within the shipyard possessing the skill, technical training, and ability will be given consideration for such job.

Section 4. All job openings, as far as practicable, shall be posted as soon as possible in order to allow interested parties to apply.

Section 5. The Company has established for its bargaining unit Employees incentive bonus programs entitled the Project Bonus Program and the Hourly Bonus Program. The Company reserves the right to change, modify, or discontinue these bonus programs at its sole discretion.

Section 6. It is recognized that from time to time market conditions may be such that the Company may experience problems retaining and/or attracting qualified Employees in the various skilled classifications. When this happens, at the request of the Company, the Company and Union shall meet and negotiate for the purpose of determining the appropriate wage rate to be applied to the affected skilled classification(s). Any agreement shall require the mutual consent of both parties, if an agreement is not reached, the current contractual classification(s) and wage rates will prevail.

                                 ARTICLE XXVII
                             SUBSTANCE ABUSE TESTING

Section 1. Application of Policy

This Policy provides for the Drug and Alcohol testing of all bargaining unit employees. Drug and Alcohol testing will be conducted in the following areas:

                      (1) Pre-employment

                      (2) Occupational injuries

                      (3) Industrial accidents

                      (4) Under EAP Program

                      (5) When required by law or special contracts

                      (6) On a random basis

                      (7) Reasonable suspicion

Section 2. Testing

Pre-employment - The pre-employment drug screen will be 7-panel; for amphetamines, cocaine, opiates, phencyclidine, barbiturates, methamphetamine and THC. Alcohol screening will also be conducted by utilizing a breath alcohol test
(BAT). Any positive result disqualifies an applicant for Employment consideration for a minimum of one (1) year.

Occupational injuries - Any Employee who sustains an occupational injury (first report) and who requires the Company to make a referral to an outside doctor (other than foreign particle in eye, flash burns or diagnostic x-rays) will be subject to screening for amphetamines, cocaine, opiates, phencyclidine, barbiturates, methamphetamine, THC and alcohol. The Company will not screen Employees more than 90 days after each occupational injury occurs, unless on a random, reasonable suspicion, or probable cause basis.

Industrial accidents - Any Employee involved in an industrial accident in which any Employee is injured of property damage is $1000 or more, will immediately be tested for the 7-panel of drugs and alcohol. Except if the employee does not in any way contribute to the cause of the accident.

Employee Assistance Program - Any Employee in the Company's Employee Assistance Program who is scheduled for a post-check will be screened for the 7-panel of drugs and alcohol, if warranted by the EAP contract.

Department of Transportation (DOT) - The DOT requires random and periodic drug (5-panel) and alcohol screens.

Special contracts - Drug and alcohol testing will be conducted as required by special contracts; such as customer requirements (SEARIVER). These requirements will be accomplished in addition to any other drug and alcohol testing covered by this policy.

Random - Annually, a maximum of 20% of all bargaining unit Employees will be randomly selected for drug and alcohol testing, not including random testing required by customers on special projects. Selection will be performed by an independent certified facility.

Reasonable suspicion - Reasonable suspicion exists when direct observation of specific physical, behavioral or performance indicators suggest the probability, or reasonable belief, of use, possession or impairment.

Section 3. Testing Procedure:

           (1) Urine Drug Screens (UDS) -Drug testing will be conducted employing the industry standard set forth in 49 CFR Part 40 of the Code of Federal Regulations (Controlled Substance Abuse Procedures).

           (2) Breath Alcohol Test (BAT) -Alcohol testing will be conducted employing an Evidential Breath Testing (EBT) device approved by the Department of Transportation and operated by a Breath-Alcohol Technician.

Actions taken will be based upon the confirmation reading. Confirmation tests will be taken on all positive tests.

Section 4. Cut-off levels.

The cut-off levels for the seven panel drug tests are as follows:

Marijuana                     50 ng/ml            15 ng/ml
Cocaine                       300 ng/ml           150 ng/ml
Opiates                       2000 ng/ml          2000 ng/ml
Amphetamines                  1000 ng/ml          1500 ng/ml
Phencyclidine(PCP)            25 ng/ml            25 ng/ml
Barbiturates                  200 ng/ml           200 ng/ml
Methamphetamine               1000 ng/ml          500 ng/ml

Section 5. The Company and the Union agree that testing for drugs and alcohol may be performed by the Company in accordance with this Article.

Section 6. Any Employee who tests positive on the first occasion will be suspended for a minimum period of ten (10) working days. Any suspension over ten
(10) working days shall be based upon an EAP recommendation. Upon returning to work, Employees who test positive for drugs or alcohol while under an EAP contract for substance abuse shall be discharged.

Section 7. Employees who test positive for alcohol shall be disciplined in accordance with the following schedule:

           -- Test result > .02 < .05: Disciplinary action in accordance with the schedule set forth at Article XXVIII. Employee may return to work the next scheduled workday with a negative test. Upon the third such incident within a six-month (6) period, Employee will be suspended for one full workday, and will be referred to the Employee Assistance Program for substance abuse and must comply with all terms of the EAP.

           -- Test result > .05: Immediate suspension for a minimum of ten (10) working days, written warning notice and corporate referral to the EAP. Employee may return to work with a recommendation by the EAP, a negative BAT and a negative UDS.

Section 8. Time missed due to suspension as a result of a positive drug or alcohol test in excess of the minimum set forth in Section 6 shall not be considered as disciplinary time off. Such time in excess of minimum shall be treated as justified time off, and not as sick leave, unless the Employee is enrolled in a Residential Substance Abuse Program upon a referral of a physician. If enrolled in such a program in such period of time, Employee may be eligible for that period of time for A & S benefits.

                                 ARTICLE XXVIII
                                   DISCIPLINE

Section 1. It is agreed that the Company's Rules appearing in this Article are a part of this Agreement and are binding upon the parties and employees.

Section 2. The parties anticipate that employees will be disciplined and/or discharged in accordance with this Article and that discipline, including discharge may arise for conduct or infractions which are not specifically noted.

Section 3. A copy of any written discipline given to employees shall be provided to the Employee and the Union. The Union's copy shall be received within three (3) working days. A Shop Steward shall be permitted to be present in any disciplinary interview conducted by the Company if the Employee requests the Steward to be present. Such right shall not include a discharge meeting. The appropriate Shop Steward shall be notified of any disciplinary meeting at which an Employee is to be discharged, and shall be permitted to meet with the Craft Supervisor and/or Craft Manager or his designated representative prior to such discharge meeting, at which time the basis of the discharge and a copy of the Notice of Discharge shall be provided to the Shop Steward. The Shop Steward shall be permitted to meet with the Employee following the discharge meeting prior to the Employee leaving the premises if the Employee requests to meet with a Steward. This Section shall not require the Craft Manager to meet with the Union Steward and aggrieved at the time of the discharge to discuss settlement of the matter.


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
Section 4. Except for offenses which justify immediate suspension or discharge, Employees shall be disciplined in a progressive manner, as follows:

           Step 1 - Written Warning
           Step 2 - Written Warning
           Step 3 - 3-Day Suspension
           Step 4 - 5-Day Suspension
           Step 5 - Discharge

It is not the intention of the parties that an Employee shall be subject to progressive discipline for violation of each individual rule. Discipline shall accumulate for violation of any rule, except that discipline based upon tardiness, absenteeism, and positive tests for drugs or alcohol shall be undertaken in coordination and in accordance with other provisions of this Agreement.

Section 5. The following offenses shall be cause for discipline and/or discharge as noted below:

TERMINATION ON THE FIRST OFFENSE:

           (1) Stealing, pilfering or attempting to remove from the premises or a location at which work is being performed by the Company, the property of the Company, Government, customer, crewmembers, or fellow Employees, or the concealment of any property of another, without authority, while upon the Company premises or a location at which work is being performed by the Company.

           (2) Any Employee after being admitted to the Company property or while engaged in work for the Company, who is found in possession of intoxicating liquors or narcotics, drinking, or who is found distributing or conspiring to distribute any form of illegal drug or alcohol or distributing or conspiring to distribute any form of legal drug or alcohol illegally.

           (3) Intentional destruction or damage to Company, Government, customer, crewmember, or fellow Employee-owned material.

           (4) Fighting, attempting or inflicting bodily injury to another, except in self-defense.

           (5) Falsification of any Company documents within the prior one (1) year.

           (6) Possession of firearms or concealed weapons on Company property or where work is being performed by the Company.

           (7) Violation of Company EEO discrimination policy, including but not limited to, sexual harassment.

           (8) Refusal to take a drug/alcohol test immediately upon request from a supervisor, medical department personnel or plant protection force officers.

           (9) Testing positive for drugs/alcohol while under an EAP contract for substance abuse.

           (10)       Failure to report for work for five consecutive days.

           (11) Gross Insubordination - a direct and willful act of disobedience of a proper order of a recognized Company supervisor or official without any reasonable mitigating circumstances.

           (12)       Intentional sleeping while on duty.

STEP 4-LEVEL DISCIPLINE ON THE FIRST OFFENSE:

           (1)        Gross insubordination.

           (2) Disregard or violation of a major safety-rule or precipitation of accidents through their own carelessness.

           (3) Failure to cooperate with members of the Plant Protection Force or any Company Supervisor while on Company premises or elsewhere where work is being performed by the Company, as follows:

                                 (a) By not following instructions relating to
                      the checking of any items, parcels, bundles, lunch boxes, or tool boxes, or

                                 (b) By walking, running, driving, or in any
                      way, moving away after having been instructed to comply with lawful instructions in regard to the incident involved.

           (4) Testing positive for alcohol/drugs, the period of such suspension shall be as set forth in Article XXVII.

           (5) Smoking in any area of the Company or where work is being performed by the Company where smoking is not permitted and which creates a safety hazard.

           (6) Negligent destruction or damage to Company, Government, customer, crewmember or fellow employee-owned material.

           (7) Willful and intentional release of Company confidential or proprietary information.

Notwithstanding the provisions of Section 5 of this Article (i.e. specific disciplinary measures for specific offenses), the Company retains the right to enforce more severe disciplinary measures for violation of Step 4 offenses when an Employee is involved in an "egregious incident".

STEP 3-LEVEL DISCIPLINE ON THE FIRST OFFENSE:

           (1) Employees who are deemed to be accident or injury prone or who have an excessive number of accidents and/or injuries in a given period of time.

           (2) Failure to cooperate with members of the Plant Protection Force or any other Company Supervisor while on Company premises or elsewhere where work is being performed by the Company by not showing company-issued identification when directed to do so.

           (3) Smoking in any area of the Company or where work is being performed by the Company where smoking is not permitted.

THE FOLLOWING OFFENSES SHALL BE CAUSE FOR DISCIPLINE IN ACCORDANCE WITH SECTION 4 OF THIS ARTICLE:

           (1) Conducting a gaming activity for profit in any form on Company property or while engaged in work for the Company.

           (2) Insubordination, including failure to observe instructions, or failure to perform assigned tasks.

           (3)        Sleeping while on duty.

           (4) Disregard or violation of established safety rules or precipitation of accidents.

           (5) Failure to notify the Supervisor prior to the start of the designated shift, if going to be late or absent.

           (6)        Inciting or indulging in horseplay.

           (7) Leaving the job before proper time (before established quitting time), in the absence of express permission by the Employee's supervisor(s).

           (8) Being in an area of the premises or elsewhere where work is being performed by the Company, other than areas connected with the Employee's work or assignment or other neglect of duty without good cause.

           (9) Inefficiency (e.g. Inefficient use of time and/or material.)

           (10) Excessive tardiness or repeated failure to be at work at starting time.

           (11)       Excessive absenteeism.

           (12)       Defacing Company property.

           (13) Without regard to the other provisions of this Article, any Employee who receives a second (2nd) garnishment in a twelve-month (12) period which requires a payroll deduction will be referred by the Company to Consumer Credit Counseling, and such garnishments shall remain active for a period of twelve months from the date of the most recent garnishment. If the Employee receives a third
                      (3rd) garnishment while others are active, the Employee will be referred to the EAP by the Company. The Employee may be subject to discharge if a garnishment is received during the EAP.

Violation of the above rules shall be considered just cause for disciplinary action. However, the above-listed rules are not intended to be all-inclusive. The Company retains the right to discharge any Employee for just cause and such right of discharge shall be deemed to include the right to suspend or otherwise discipline any employee in lieu of discharge. Conduct that is inconsistent with proper Employee behavior shall be considered just cause for discipline.

Discipline for any of the above rule violations shall remain active for twelve
(12) months of active employment (or six months as provided in Section 6 of this Article) and may be relied upon in taking further disciplinary action. If no further disciplinary action is taken within twelve (12) months, such discipline shall not be considered active for further discipline. Absences due to illness or injury and totaling not more than two (2) weeks shall be considered as time worked for the purpose of computing a year of active employment.

Section 6. In the case of tardiness and absenteeism, discipline for either or both shall be taken separately from any other rules violations. However, infractions for these two rules may be taken in concert and progressively for violations in either or both areas.

Two (2) incidents of unexcused absences, or three (3) incidents or unexcused tardiness, or two (2) incidents unexcused tardiness and one (1) incident absence, within a four month period shall result in progressive discipline being taken in accordance with Step 1 of Section 4. Thereafter, any incident of unexcused tardiness or absence within the four (4) month period from the last unexcused tardiness or absence shall result in progressive discipline being taken in accordance with Step 2, Step 3, Step 4, Step 5 of Section 4. Discipline for tardiness/absenteeism shall remain active for six (6) months and may be relied upon in taking further disciplinary action. If no further disciplinary action is taken within six (6) months, such discipline will be removed at the end of six months.

Section 7. The date that an Employee violated a Company rule shall be considered the date of the discipline enforced against the Employee. Notwithstanding the above, if the Company was not aware of the violation at the time of the occurrence, the date that the Company could have reasonably been expected to be aware of the violation shall be considered the date of the discipline enforced against the Employee.

The Company shall not enforce progressive discipline for the same offence by enforcing multiple disciplinary steps on an Employee on the same day, when there was sufficient time for the Company to have given the Employee separate progressive discipline.

Section 8.  Company Rules and Regulations

In order to promote and maintain discipline, morale, and efficiency, and a reasonable amount of uniformity, all organizations must have rules to govern the conduct of their employees. These rules apply to all alike. Each Supervisor is expected to set the example for his workers, in addition to seeing that the rules are observed by all. The Company agrees to provide each Employee with a copy of the Company's rules and in addition to post copies on all bulletin boards. It is further agreed that the copies of these Company rules shall note that violation of same is considered just cause for discharge under this Agreement.

                       REASON FOR DISCIPLINE OR DISCHARGE

           (1) Stealing, pilfering or attempting to remove from the premises or a location at which work is being performed by the Company, the property of the Company, Government, customer, crewmembers or fellow employees, or the concealment of any property of another, without authority, while upon the Company premises or a location at which work is being performed by the Company.

           (2) Any employee after being admitted to the Company property or while engaged in work for the Company, who is found in possession of intoxicating liquors or narcotics, drinking or under the influence of liquor or narcotics, or who is found distributing or conspiring to distribute any form of illegal drug or alcohol or distributing or conspiring to distribute any form of legal drug or alcohol illegally.

           (3) Intentional destruction or damage to Company, Government, customer, crewmember, or fellow Employee-owned material.

           (4) Fighting, attempting or inflicting bodily injury to another, except in self-defense.

           (5) Falsification of any Company documents within the prior one (1) year.

           (6) Possession of firearms or concealed weapons on Company property or where work is being performed by the Company.

           (7) Violation of Company EEO discrimination policy, including but not limited to, sexual harassment.

           (8) Refusal to take a drug/alcohol test immediately upon request from a supervisor, medical department personnel or plant protection force officers.

           (9) Testing positive for drugs or alcohol while under an EAP contract for substance abuse.

           (10)       Failure to report for work for five (5) consecutive days.

           (11)       Gross insubordination.

           (12) Disregard or violation of a major safety rule or precipitation of accidents through their own carelessness, or who are deemed to be accident or injury prone or who have an excessive number of accidents and/or injuries in a given period of time.

           (13)       Intentional sleeping on duty.

           (14) Failure to cooperate with members of the Plant Protection Force or any Company supervisor while on Company premises or elsewhere where work is being performed by the Company, as follows:

                                 a.         By not showing Company-issued
                                            identification when directed, or

                                 b.         By not following instructions
                                            relating to the checking of any
                                            items, parcels, bundles, lunch
                                            boxes, or tool boxes, or

                                 c. By walking, running, driving, or in any way, moving away after having been instructed to comply with lawful instructions in regard to the incident involved.

           (15) Testing positive for alcohol or drugs, the period of suspension or discharge shall be as set forth in Article XXVII.

           (16) Smoking in any area of the Company or where work is being performed by the Company where smoking is not permitted and that creates a safety hazard.

           (17) Negligent destruction or damage to Company, Government, customer, crewmember of fellow employee-owned material.

           (18) Willful or intentional release of Company confidential or proprietary information.

           (19) Conducting a gaming activity for profit in any form on Company property or while engaged in work for the Company.

           (20) Insubordination, including failure to observe instructions, or failure to perform assigned tasks.

           (21)       Sleeping while on duty.

           (22) Disregard or violation of established safety rules or precipitation of accidents.

           (23) Failure to call a supervisor prior to start of the designated shift if the employee is going to be tardy or absent.

           (24) Smoking in any area of the Company or where work is being performed by the Company where smoking is not permitted.

           (25)       Inciting or indulging in horseplay.

           (26) Leaving the job before proper time (before established quitting time), in the absence of express permission by the Employee's supervisor(s).

           (27) Being in an area of the premises or elsewhere where work is being performed by the Company, other than areas connected with the Employee's work or assignment or other neglect of duty without good cause.

           (28) Inefficiency (e.g. Inefficient use of time and/or material.)

           (29) Excessive tardiness or repeated failure to be at work at starting time.

           (30)       Excessive absenteeism.

           (31)       Defacing Company property.

Violation of any of the above listed rules shall be considered just cause for discipline or discharge. The foregoing rules are not intended to be all-inclusive.

                                  ARTICLE XXIX
                                   EVALUATIONS

Section 1. During the evaluation review, the Employee and Supervisor shall review his/her evaluation with an eye toward improvement. The Supervisor shall inform the Employee of areas of which improvement can be made in order to become eligible for the next level of advancement. These areas shall be noted on the Employees evaluation sheet. Employees shall be given a copy of their evaluation.

                                  ARTICLE XXX
                                  LEAD MECHANIC

Section 1. The signatory parties hereby agree to implement a new bargaining unit position entitled Lead Mechanic. The parameters of this new position are as follows:

           The duties of a Lead Mechanic shall include, but not be limited to the following: conveying instructions from Craft Supervisors (i.e. non-bargaining supervisors), assigning work and directing a crew of employees, planning, initiating verbal warnings, identifying problems to the Company and bearing witness as to the problems identified, supporting and enforcing the Company rules and regulations including those aimed at eliminating production inefficiencies, training, working with tools.

The Lead Mechanic shall not have the authority to hire, fire or discipline (except for verbal warnings), nor recommend discipline.

Section 2. The Company in selecting Lead Mechanics shall consider both
Employees in the bargaining unit, as well as Employees holding non-bargaining unit supervisory positions. A job posting procedure for Lead Mechanic openings shall be implemented. The Company shall maintain a list of those Employees interested. The Company shall consider an Employee who has expressed an interest in the Lead Mechanic position, provided the Employee has journey level skills in the specific trade and has the skill and ability to lead other employees.

Section 3. Employees holding non-bargaining unit positions as of the date of implementation of the Lead Mechanic position shall only be eligible for the Lead Mechanic position for a ninety (90) calendar day window. Thereafter, a non-bargaining unit employee transferred into a bargaining unit position (i.e. Specialist, 1st Class Mechanic) shall be eligible for promotion to a Lead Mechanic position provided the promotion does not replace an existing Lead Mechanic or the employee works in the bargaining unit position for a period of thirty (30) calendar days.

Section 4. The Company shall have the sole discretion in determining the need for and number of Lead Mechanics, selecting Lead Mechanics and downgrading Lead Mechanics.

Section 5. The Lead Mechanic position is not a separate seniority unity within the meaning of Article XI Seniority, Sections 1 and 2 of this contract. Each Lead Mechanic's seniority shall be with the seniority unit from which they were promoted. Lead Mechanics shall continue to accrue and retain length of service in the seniority unit from which they were promoted.

Section 6. The Company shall be entitled to retain Lead Mechanics without regard to seniority provided the Lead Mechanic has a crew and is performing Lead Mechanic functions. Lead Mechanics not working with a crew and not performing Lead Mechanic functions shall be subject to the normal layoffs within their seniority unit. There may be instances when a lead Mechanic does not have a crew such as pre-availability planning, etc. and post-availability paperwork, etc.

Section 7. The Company shall not upgrade an Employee to Lead Mechanic immediately prior to a layoff for the purpose of circumventing the seniority provisions.

Section 8. At the Unions request, Lead Mechanics shall provide a written statement regarding issues involving discipline or grievances that they have direct knowledge about.

Section 9. When a Lead Mechanic is replacing another Lead Mechanic on an ongoing job, the Company shall be allowed two (2) days turnover time in order to facilitate this transition. This shall not be considered to be a violation of any of the provisions of the contract.

Section 10. For the purposes of these provisions, a "crew" shall be defined as a minimum of four (4) employees. However, there may be occasional unique circumstances where a "crew" may be smaller than four (4) employees, to include the Lead Mechanic. It is not the intent of the Company to split larger crews into smaller crews for the primary purpose of Lead Mechanics circumventing the seniority provisions of this contract.

Section 11. Employees promoted to Lead Mechanic positions, shall have a minimum one (1) year seniority and be either a Specialist or 1st Class Mechanic.

Section 12. Upon implementation of the Lead Mechanic position, the Company and Union agree to meet immediately to resolve disputes on any issues involving implementation or interpretation of these provisions.

                                  ARTICLE XXXI
                            SUBCONTRACTING COMMITTEE

Section 1. The Company understands Employee concerns about the subcontracting of work. To that end, a Subcontract Committee shall be established to be composed of four (4) representatives from the Company and four (4) representatives from the Union. The Employees on such Committee shall be recognized by the Company upon written notification by the Union. The Employees appointed by the Union shall be selected from those who have worked for the Company a minimum of two (2) years.

           (a) A company representative shall serve as chairperson of the Committee.

           (b) The Committee shall meet every month at a designated time and place.

           (c) Where a majority of the Committee vote approval of any suggestions to the Company, this shall be considered as a recommendation of the Committee to the Company. Where the Committee is evenly divided as to any proposals to the Company, this shall be considered a report and should also be submitted to the Company but in no event shall the Company be advised as to those voting for or against such proposal.

           (d) The Committee shall submit in writing any recommendation or report to the Company.

           (e) The Company, within a reasonable time, shall in writing, give an answer to the recommendation or report of the Committee stating the decision of the Company on such proposal, and any action taken, if any.

           (f) The Company reserves the right to accept or reject any recommendations or reports.

           (g) The committee shall be advisory only and shall not in any way whatsoever limit the Company's right to subcontract as specified in
           Article XVII Management Functions.

           (h) The Committee shall have no right to change, modify or negotiate on any terms or conditions of the collective bargaining agreement.

Section 2. "All discretionary subcontractors" shall comply with the following Norshipco guidelines:

           (a) Safety guidelines

           (b) Environmental Best Management Practices

           (c) Drug/Alcohol policy that complies with governmental guidelines

           (d) In the event of an accident, post accident drug/alcohol test result shall be submitted to the Company's Safety Department.

           (e) Prime contract quality requirements.

This shall not in any way whatsoever limit the Company's right to subcontract pursuant to the provisions of Article XVII Management Functions.

                                 ARTICLE XXXII
                             APPRENTICESHIP PROGRAM

Section 1. The Apprenticeship Program standards shall not be less than those established by the Federal Committee on Apprenticeship, Division of Labor Standards, U.S. Department of Labor, and the Virginia Apprenticeship Act of April 1, 1938, as amended by Acts of Assembly 1942.

Section 2. There shall be a Joint Labor/Management Apprenticeship Program Committee. The Committee shall be comprised of four (4) Company representatives and four (4) Union representatives. The Committee shall be responsible for developing and implementing the various training parameters, rates of pay, etc. Implementation of this Program shall be by mutual consent.

                                 ARTICLE XXXIII
                                 BULLETIN BOARDS

Bulletin boards will be made available to the Union, by the Company, for the posting of official Union notices. Union Bulletin Boards may be used for Union sponsored activities that do not conflict with Company Programs. No Political materials may be posted. Copies of all notices shall be submitted to the Company prior to being posted and they shall not be posted if they shall contain any matter of a controversial nature or reflecting in any way upon the Company, its operations or management.

                                 ARTICLE XXXIV
                                  SUCCESSORSHIP

If during the term of this collective bargaining agreement, the Company decides to offer for sale the assets of the Berkley yard, the Company will request that any potential buyer recognize the Union, assume the collective bargaining agreement, and offer employment to bargaining unit Employees. It is understood, however, that acceptance of this request by the buyer is not a condition of the Company's right to sell the assets of the Berkley yard. The Company will promptly notify the Union if an agreement for the sale of the assets is reached with any purchaser and to disclose to the Union any provisions of the acquisition agreement that may address employment opportunities for the bargaining unit Employees or the Union's status as bargaining representatives.

                                  ARTICLE XXXV
                     EFFECTIVE DATES AND TERMS OF AGREEMENT

Section 1. The provisions of this Agreement shall become effective as of February 9, 2001 and shall be binding upon the parties hereto until midnight February 8, 2004 and thereafter from year to year unless either party hereto shall notify the other in writing at least sixty (60) days prior to the expiration of this Agreement of any intention to terminate this Agreement.

Section 2. This Agreement expresses the full, complete and final agreement of the parties for the duration hereof. It cancels and supersedes any and all agreements and understandings which may have been in effect previously and this Agreement may be amended only by agreement of the parties in writing. The parties acknowledge that during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to any subject or matter not removed by law from the area of collective bargaining, and that the understandings and agreements arrived at by the parties after the exercise of that right and opportunity are set forth in this Agreement. Therefore, the Company and the Union, for the life of this Agreement, voluntarily and unqualifiedly waive the right, and each agrees that the other shall not be obligated to bargain collectively with respect to any subject or matter referred to or covered in this Agreement, except as expressly provided in this Agreement, or with respect to any subject matter not specifically referred to or covered in this Agreement, even though such subject or matter may not have been within the knowledge or contemplation of either or both parties at the time they negotiated or signed this Agreement. The execution of this Agreement shall not result in any abridgment of the rights held by Management.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on this 15th day of February 2001, in their respective names by their respective representatives thereunto duly authorized.

                   NORFOLK SHIPBUILDING & DRYDOCK CORPORATION

By     /s/ Al J. Krekich
       -------------------------------------------------------------------------
       Al J. Krekich, President, Norshipco & Chief Operating Officer, USMR

By     /s/ Tom Epley
       -------------------------------------------------------------------------
       Tom Epley, Senior Vice President Operations, Norshipco

By     /s/ Michael A. Adams
       -------------------------------------------------------------------------
       Michael A. Adams, Vice President Human Resources, USMR

By     /s/ Joe Williams
       -------------------------------------------------------------------------
       Joe Williams, Director of Fabrications, Norshipco

By     /s/ Samuel Baker
       -------------------------------------------------------------------------
       Samuel Baker, Manager of Industrial Relations, Benefits and Security, Norshipco

By     /s/ Brian Bish
       -------------------------------------------------------------------------
       Brian Bish, Human Resources Manager, San Francisco Drydock

         INTERNATIONAL BROTHERHOOD OF BOILERMAKERS, IRON SHIP BUILDERS,
            BLACKSMITHS, FORGERS, AND HELPERS AND LOCAL 684, AFL-CIO

By     /s/ Johnny Thomas
       -------------------------------------------------------------------------
       Johnny Thomas, President, Local 684

By     /s/ Michael T. Patterson
       -------------------------------------------------------------------------
       Michael T. Patterson, Vice President, Local 684

By     /s/ Sandra K. Frye
       -------------------------------------------------------------------------
       Sandra K. Frye, Member Negotiating Committee, Local 684

By     /s/ Donald L. Arsenault
       -------------------------------------------------------------------------
       Donald L. Arsenault, Member Negotiating Committee, Local 684

By     /s/ James S. Anderson
       -------------------------------------------------------------------------
       James S. Anderson, Member Negotiating Committee, Local 684

By     /s/ Karl L. Autrum
       -------------------------------------------------------------------------
       Karl L. Autrum, Member Negotiating Committee, Local 684

                                  APPENDIX 1(a)
                                      WAGES


Effective February 9, 2001

Classification                                  Spec.          1st            2nd           3rd
--------------                                  -----          ---            ---           ---
Armature Winder                                               15.66          15.00         14.35
Blacksmith                                      15.34         15.00          14.35         13.83
Boilermaker                                     15.34         15.00          14.35         13.83
Burner                                          15.34         15.00          14.35         13.83
Carpenter                                       15.34         15.00          14.35         13.83
Crane Operator                                  15.34         15.00          14.35         13.83
Dispatcher                                                    11.76          11.50
Dock person                                     15.34         15.00          14.35         13.83
Electrician                                     15.34         15.00          14.35         13.83
Electronics Technician                          15.34         15.00          14.35         13.83
Handyperson Hired Prior to 11/1/88                            11.50          11.24         10.86
Handyperson Hired On or After 11/1/88                         11.50          10.65          9.71
Heavy Equipment Operator                                      11.76          11.50
Helper Hired Prior to 11/1/88                                 10.46          10.28
Helper Hired On or After 11/1/88                               9.32           9.12
Insulator                                       15.34         15.00          14.35         13.83
Joiner                                          15.34         15.00          14.35         13.83
Laborer Hired Prior to 11/1/88                                10.06           9.69
Laborer Hired On or After 11/1/88                              8.73           8.15
Lead Mechanic                                   15.84
Lofts person                                    16.02         15.73          15.00         14.35
Machinist                                       15.34         15.00          14.35         13.83
Material Controller                                           12.20          11.92         11.67
Outside Machinist                               15.34         15.00          14.35         13.83
Painter                                                       15.00          14.35         13.83
Pipe fitter                                     15.34         15.00          14.35         13.83
Power Plant Operator                                          12.06          11.49
Rigger                                          15.34         15.00          14.35         13.83
Sandblaster                                                   15.00          14.35         13.83
Sandblaster Trainee                                           12.06          11.49
Senior Material Controller                                    13.24
Sheet Metal Worker                              15.34         15.00          14.35         13.83
Shipfitter                                      15.34         15.00          14.35         13.83
Sign Painter                                                  15.31
Storeroom Clerk                                 11.50         11.24          11.05         10.70
Tack Welder                                                   11.33

Tank Cleaner                                                  11.33          10.86         10.39
Tankerperson                                                  12.19
Truck Driver                                                  10.88          10.28         10.06
Tug & Launch Captain                            15.34         15.00          14.35         13.83
Ventilation Mechanic                                          15.00          14.35         13.83
Waste Water Treatment Operator                  15.34         15.00          14.35         13.83
Welder                                          15.34         15.00          14.35         13.83

                                  APPENDIX 1(b)
                                      WAGES


Effective February 9, 2002

Classification                                  Spec.          1st            2nd           3rd
--------------                                  -----          ---            ---           ---
Armature Winder                                               16.03          15.35         14.65
Blacksmith                                      15.70         15.35          14.65         14.13
Boilermaker                                     15.70         15.35          14.65         14.13
Burner                                          15.70         15.35          14.65         14.13
Carpenter                                       15.70         15.35          14.65         14.13
Crane Operator                                  15.70         15.35          14.65         14.13
Dispatcher                                                    11.96          11.70
Dock person                                     15.70         15.35          14.65         14.13
Electrician                                     15.70         15.35          14.65         14.13
Electronics Technician                          15.70         15.35          14.65         14.13
Handyperson Hired Prior to 11/1/88                            11.70          11.44         11.06
Handyperson Hired On or After 11/1/88                         11.70          10.85          9.91
Heavy Equipment Operator                                      11.96          11.70
Helper Hired Prior to 11/1/88                                 10.66          10.48
Helper Hired On or After 11/1/88                               9.52           9.32
Insulator                                       15.70         15.35          14.65         14.13
Joiner                                          15.70         15.35          14.65         14.13
Laborer Hired Prior to 11/1/88                                10.26           9.89
Laborer Hired On or After 11/1/88                              8.93           8.35
Lead Mechanic                                   16.20
Lofts person                                    16.40         16.10          15.35         14.65
Machinist                                       15.70         15.35          14.65         14.13
Material Controller                                           12.40          12.12         11.87
Outside Machinist                               15.70         15.35          14.65         14.13
Painter                                                       15.35          14.65         14.13
Pipe fitter                                     15.70         15.35          14.65         14.13
Power Plant Operator                                          12.26          11.69
Rigger                                          15.70         15.35          14.65         14.13
Sandblaster                                                   15.35          14.65         14.13
Sandblaster Trainee                                           12.26          11.69
Senior Material Controller                                    13.44
Sheet Metal Worker                              15.70         15.35          14.65         14.13
Shipfitter                                      15.70         15.35          14.65         14.13
Sign Painter                                                  15.66
Storeroom Clerk                                 11.70         11.44          11.25         10.90
Tack Welder                                                   11.53
Tank Cleaner                                                  11.53          11.06         10.59

Tankerperson                                                  12.39
Truck Driver                                                  11.08          10.48         10.26
Tug & Launch Captain                            15.70         15.35          14.65         14.13
Ventilation Mechanic                                          15.35          14.65         14.13
Waste Water Treatment Operator                  15.70         15.35          14.65         14.13
Welder                                          15.70         15.35          14.65         14.13

                                  APPENDIX 1(c)
                                      WAGES


Effective February 9, 2003

Classification                                  Spec.          1st            2nd           3rd
--------------                                  -----          ---            ---           ---
Armature Winder                                               16.44          15.75         15.00
Blacksmith                                      16.11         15.75          15.00         14.48
Boilermaker                                     16.11         15.75          15.00         14.48
Burner                                          16.11         15.75          15.00         14.48
Carpenter                                       16.11         15.75          15.00         14.48
Crane Operator                                  16.11         15.75          15.00         14.48
Dispatcher                                                    12.21          11.95
Dock person                                     16.11         15.75          15.00         14.48
Electrician                                     16.11         15.75          15.00         14.48
Electronics Technician                          16.11         15.75          15.00         14.48
Handyperson Hired Prior to 11/1/88                            11.95          11.69         11.31
Handyperson Hired On or After 11/1/88                         11.95          11.10         10.16
Heavy Equipment Operator                                      12.21          11.95
Helper Hired Prior to 11/1/88                                 10.91          10.73
Helper Hired On or After 11/1/88                               9.77           9.57
Insulator                                       16.11         15.75          15.00         14.48
Joiner                                          16.11         15.75          15.00         14.48
Laborer Hired Prior to 11/1/88                                10.51          10.14
Laborer Hired On or After 11/1/88                              9.18           8.60
Lead Mechanic                                   16.60
Lofts person                                    16.82         16.52          15.75         15.00
Machinist                                       16.11         15.75          15.00         14.48
Material Controller                                           12.65          12.37         12.12
Outside Machinist                               16.11         15.75          15.00         14.48
Painter                                                       15.75          15.00         14.48
Pipe fitter                                     16.11         15.75          15.00         14.48
Power Plant Operator                                          12.51          11.94
Rigger                                          16.11         15.75          15.00         14.48
Sandblaster                                                   15.75          15.00         14.48
Sandblaster Trainee                                           12.51          11.94
Senior Material Controller                                    13.69
Sheet Metal Worker                              16.11         15.75          15.00         14.48
Shipfitter                                      16.11         15.75          15.00         14.48
Sign Painter                                                  16.06
Storeroom Clerk                                 11.95         11.69          11.50         11.15
Tack Welder                                                   11.78
Tank Cleaner                                                  11.78          11.31         10.84

Tankerperson                                                  12.64
Truck Driver                                                  11.33          10.73         10.51
Tug & Launch Captain                            16.11         15.75          15.00         14.48
Ventilation Mechanic                                          15.75          15.00         14.48
Waste Water Treatment Operator                  16.11         15.75          15.00         14.48
Welder                                          16.11         15.75          15.00         14.48

                                  APPENDIX 1(d)
                               MISCELLANEOUS RATES

Any painter or blaster who is actually engaged in spray painting or blasting or authorized employees engaged in asbestos removal shall be paid twenty-five cents ($.25) per hour extra while so engaged.

Any employee rated less than 3/c mechanic, who is certified and is actually engaged in sandblasting shall be paid 3/c mechanic wages while so engaged.

Any laborer who is actually engaged in cleaning tanks in which oil has been carried and in which there is a substantial residue of oil or who is actually engaged in cleaning boilers shall be paid ten cents ($.10) per hour extra while so engaged, or who is actually engaged in cement washing double-bottom or domestic tanks shall be paid ten cents ($.10) per hour extra while so engaged.

After 90 working days, Laborers Second Class shall be raised to Laborer First Class.

After 90 working days, Truck drivers Third Class shall be raised to Truck driver Second Class. The requirements for promotion to First Class Truck driver will be the ability to operate all equipment required of a First Class Truck driver.

After 90 working days, Heavy Equipment Operators Second Class shall be raised to Heavy Equipment Operator First Class.

                                   APPENDIX 2
                                   DEPARTMENTS

For the purposes of Article XI, Section 2, the following departments are recognized:

           Outside Machine Shop
           Inside Machine Shop
           Pipe Shop
           Insulation Shop
           Sheet Metal Shop
           Electric Shop
           Plate Shop
           Boiler Shop
           Welding Shop
           Blacksmith Shop
           Paint Shop
           Carpenter Shop
           Rigging
           Labor Department
           Dock Department
           Crane Department/Storeroom/Transportation Department
           Facilities Department
           Environmental Department

                                   APPENDIX 3
                         A & S AND GROUP HEALTH BENEFITS

1.         Weekly Accident and Sickness Benefits

           A. Weekly A & S benefits shall be paid only to those employees who suffer from a non-occupational illness or injury. Employees who have a work-related illness or injury shall not be covered or eligible for such benefits.

           B. Pays from the first day for accident or when hospitalized as a result of illness, or on the eighth day for sickness, with maximum of twenty-six (26) weeks in a twelve month period for one ailment, per schedule below:

           Group                                                                                      Weekly Benefit
           (1)        Laborers and others below prevailing pay rate of Helper 1/c...................          $110.00
           (2)        Helper 1/c and others below prevailing pay rate of Handyperson 3/c............          $120.00
           (3)        Handyperson 3/c and others below prevailing pay rate of Mechanic 3/c..........          $130.00
           (4)        Mechanic 3/c and above of others in Bargaining Unit...........................          $140.00

           Weekly A & S Benefits are basically determined by hourly rate of pay and are updated monthly.

           A.         Group Health Plan

                      A comprehensive health insurance plan is available to Employees and their dependents through the Company's Group Health Plan.

           B.         Dental Insurance

                      A dental insurance plan is available to Employees and their dependents participating in the group health plan.

           The plan provides two groupings of dental services, as follows:

           Group 1 - known as Diagnostic and Preventive Services - includes exam, x-rays, cleaning, fluoride, emergency treatment and exam, space maintainers, biopsies of oral tissues, and pulp vitality tests. The full cost of treatment described in Group 1 will be met by the plan.

           Group 2 - known as Primary Dental Services - includes maintenance service - fillings, extractions, endodontics, denture repair, re-cement of crowns, inlays and/or bridges, and visits to home when medically necessary. There is a $50.00 deductible payment for an individual, with a $150.00 maximum per family, required during any calendar year for the treatment provided under Group 2. Thereafter, the plan will pay for 80% of the cost of treatment described in Group 2, with the remaining 20% of the cost being borne by the insured. The maximum payment to be made on behalf of any individual during a calendar year is $1,000.00.

           Group 3 - known as Delta Care - an HMO dental product option at no additional cost to covered employees.

                                   APPENDIX 4
                                  PENSIONS/401K

1. The Pension Plan previously agreed to between the Company and the Union and which covers Bargaining Unit Employees is amended and provides the following:

           A. All credited years of service with the Company shall be used for the purpose of calculating present Employee pension benefits.

           B. Effective January 1, 1993, pensions for all present employees will be calculated on the basis of:

           1) Twelve Dollars ($12.00) per month for each year of the first ten (10) years of credited service, and

           2) Thirteen Dollars ($13.00) per month for each year of credited service in excess of ten (10) but less than twenty (20) years, and

           3) Fourteen Dollars ($14.00) per month for each year of credited service in excess of twenty (years).

           C. The vesting provisions shall provide 100% vesting in the plan upon an Employee's completion of 5 years of credited service. Any pension payment will be deferred until age 65.

           D. No requirement exists for Company consent to early retirement.

           E. Employees receiving a monthly disability benefit under the provisions of the plan shall be paid under the same benefit both before and after age 65.

2. The Company will provide a 401-K, Retirement Security Plan, to all Bargaining Unit Employees. The maximum Employee contribution will be 15% of the employee's pay. The Company will match the employee's contribution at the rate of 25% for each one percent contribution up to a maximum of 4% Employee contribution.

                                   APPENDIX 5
                         CONTINUOUS IMPROVEMENT PROCESS

The Company and the Union agree to jointly support a proactive Productivity Improvement Process, the goal of which is to improve all Company work practices and methods in order to eliminate inefficiencies and reduce the cost of performing work. This will allow the Company to be more competitive in the regional and world marketplaces.

Therefore, in recognition that productivity improvement is an ongoing process, there shall be established a Labor/Management Productivity Improvement Committee. The Committee shall be comprised of a maximum of four (4) representatives from the Union and four representatives from the Company. The committee shall meet at times and dates mutually acceptable, but in no case, less than once a month.

The goal of the Committee shall be to improve the productivity of the Company's workforce. In order to accomplish this, the Committee shall be empowered to negotiate productivity improvements, implement these productivity improvements, establish criteria for measuring the effectiveness of these productivity improvements, establish trial periods, as necessary, for these productivity improvements and all other productivity improvement functions that are mutually agreed to by the Committee.

In order to further this productivity improvement process, the Company and the Union agree that the Company must organize, manage and perform all jobs in the most efficient manner. Therefore, to help support the achievement of improving the productivity of the Company, the following is agreed to:

COMPOSITE CREWS

The Union and the Company recognize the need for the Company to organize jobs on a composite crew basis, thereby improving efficiency, reducing costs and standby time and increasing the Company's competitive position in the industry. The parties agree to the use of Composite Crews where such crews will reduce the overall cost of performing work. Composite Crews shall be defined as crews comprised of traditional craft members who will be called upon to work without regard to their specific craft jurisdiction to accomplish the project.

Situations which lend themselves to the use of Composite Crews include: ship alterations which require multi-craft integrations, shafting removals, integrated outfitting, and work situations such as repetitive operations, small/short duration or remote location jobs on a vessel. These examples are not all-inclusive of the situations intended by the applications of this agreement.

In the process of evaluation, each job may be assigned to a lead craft supervisor for supervising and organizing the work. It will be the responsibility of the supervisor to meet budgets and schedules, and to direct composite teams in the completion of the jobs.

MULTI-CRAFT ASSIGNMENTS

During the life of this Agreement, the Company shall have the right to train and assign Employees across job classification and shop lines when the Company determines that to do so would improve efficiency or reduce costs and/or standby time. Such cross-training and assignment shall involve only the following departments: Plate (01), Welding (02), Outside Machine (04), Pipe (07), Maintenance (10), Rigging (12), Storeroom (13), and Boiler (01). The Employees designated to work in one or more craft or job classifications shall have proficiency in two or more skills or crafts to do so.

CRAFT ASSIST

The parties agree to the principles and program of craft assistance. It is the intent of the Company to maintain the traditional craft functions within the yard. However, it is recognized and understood that inefficiencies and standby time are detrimental and are not desired by either party, and are to be eliminated whenever possible.

Craft assistance shall mean an Employee of a particular craft performing or assisting in the performance of work items not traditionally assigned to his/her respective craft for limited durations of time Reduction of standby time shall mean minimization of those periods of time spent waiting for another craft to appear to perform a task that is incidental to the main task being performed and those limited periods of time spent waiting to perform a task that is incidental to the main task being performed.

Incidental shall be defined as work that is casual, unplanned or of less than four (4) hours' duration.

It is in the intention and agreement of the parties to minimize standby time by providing for the concept and reality of craft assistance.

The intent of this agreement is the elimination of standby time. Job requiring full-time assignment will continue to be performed by traditional craft, composite crews or multi-craft assignments made up of members of traditional crafts.

All Employees will be expected to accept direction and work assignment in accordance with the intent of this agreement, and from any Craft Supervisor. Any abuse of this agreement shall be subject to the grievance procedure.

                                   APPENDIX 6
                                  MILEAGE CHART

           Airport                                                26
           Atlantic Cement Docks                                  11
           Cargil Grain                                            5
           Coast Guard Base                                       20
           Convoy Escort Piers                                    21
           Craney Island                                          25
           CSX Pier 14                                            40
           DTA Coal Pier/Pier 9                                   43
           D & S Piers                                            21
           Engineers Piers (Boissevain Avenue)                    12
           ESSO Oil Docks                                         20
           Elizabeth River Terminals                              10
           Fort Monroe                                            46
           Fort Norfolk (Front Street)                             8
           Fort Story                                             40
           Grain Elevator                                         21
           Great Bridge                                           24
           Gulf Oil Dock                                          10
           Lambert's Point Docks                                  12
           Little Creek Amphibious Base                           28
           Little Creek (Penn Railway)                            25
           Moon Engineering                                       16
           Naval Air Station                                      26
           N & W Coal Piers                                       18
           NOB                                                    23
           Navy Yard                                               7
           Newport News Shipyard                                  45
           NNMT                                                   44
           NIT                                                    19
           Portsmouth Marine Terminals                            14
           Norfolk Yacht Club                                     14
           Rudee Inlet                                            42
           Smith Douglass Docks                                   10
           Sinclair Oil                                           11
           South Annex                                            19
           Southgate Terminals                                    11
           St. Julian Creek                                       16
           Texas Oil Docks                                         9
           Virginia Chemical & Shelting (W. Norfolk)              26
           York Street (Atlantic Basin)                            8
           Virginia Beach                                         42